Exhibit 2.1

__________

MERGER AGREEMENT & PLAN OF MERGER

Between:

URANIUM ENERGY CORP.

And:

CONCENTRIC ENERGY CORP.

Uranium Energy Corp.
500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78401

__________

- ii -

SATISFACTION OF CONDITIONS	51
PART 7 AMENDMENT AND TERMINATION	51
AMENDMENT	51
MUTUAL UNDERSTANDING REGARDING AMENDMENTS	52
TERMINATION	52
REMEDIES	53
PART 8 CLOSING	53
CLOSING	53
DELIVERIES	54
PART 9 GENERAL	56
NOTICES	56
CHANGE OF ADDRESS	56
ASSIGNMENT	56
BINDING EFFECT	56
WAIVER AND MODIFICATION	56
NO PERSONAL LIABILITY	56
FURTHER ASSURANCES	57
EXPENSES	57
CONSULTATION	57
GOVERNING LAWS	57
TIME OF ESSENCE	58
COUNTERPARTS	58

__________

MERGER AGREEMENT & PLAN OF MERGER

                       THIS MERGER AGREEMENT AND PLAN OF MERGER is made and dated for reference as at May 5, 2011 (the "Execution Date").

BETWEEN:

URANIUM ENERGY CORP., a company incorporated under the
laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 500 North Shoreline, Suite 800N,
Corpus Christi, Texas, U.S.A., 78401

("UEC);

OF THE FIRST PART

AND:

CONCENTRIC ENERGY CORP., a company incorporated
under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 17318 De Chirico Circle,
Spring, Texas, U.S.A., 77379

("Concentric").

OF THE SECOND PART

                       NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual promises, covenants and agreements herein contained, THE PARTIES HERETO COVENANT AND AGREE WITH EACH OTHER as follows:

PART 1
INTERPRETATION

Definitions

1.1                   In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

(a)       "1933 Act" means the United States Securities Act of 1933, as amended;

(b)       "Affiliate" has the meaning ascribed thereto in Rule 405 under the 1933 Act unless otherwise expressly stated herein;

(c)       "Ancillary Agreements" means all agreements, if any, to be negotiated and executed by Concentric and others which are determined by Concentric and UEC to be reasonably necessary to permit the transactions contemplated herein after the Execution Date but before the Closing to be concluded and including, without limitation, anything necessary to secure the interests of UEC under the current Secured Loan Agreement; and each of which Ancillary Agreement must in form and substance be satisfactory to UEC acting reasonably;

(d)       "Articles of Merger" has the meaning ascribed to it in Section 2.1;

(e)       "Assets" means all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, owned, leased or licensed by Concentric or by UEC, as the context so requires;

(f)       "Business" means, in respect of Concentric, the business currently carried on by Concentric as of the Execution Date and including activities carried on, directly and indirectly, in connection with the exploration for, and the acquisition and development of, uranium properties in the United States, and, in respect of UEC, means the business currently carried on by UEC as of the Execution Date and including activities carried on by UEC, directly and indirectly, in connection with the exploration for, and the acquisition and development of, uranium properties in the United States;

(g)       "Business Day" means any day on which commercial banks are generally open for business in Vancouver, British Columbia, Canada, and the State of Nevada, United States;

(h)       "Closing" means the completion of the Merger and the closing of all other transactions expressly contemplated by this Agreement to complete concurrently therewith;

(i)       "Commission" means the United States Securities and Exchange Commission;

(j)       "Concentric Disclosure Schedule" means the disclosure schedule dated the Execution Date of this Agreement regarding this Agreement that has been provided by Concentric to UEC as a necessary condition of UEC entering into this Agreement; and the details of which Concentric Disclosure Schedule being expressly relied upon by UEC as a condition of its execution of this Agreement;

(k)       "Concentric Dissent Rights" means the rights of any Concentric Shareholders to dissent pursuant to the Nevada Statutes with respect to the Merger;

(l)       "Concentric Financial Statements" means the audited annual financial statements of Concentric and the unaudited interim financial statements of Concentric;

(m)       "Concentric Meeting" means the special meeting of Concentric Shareholders, including any adjournment thereof, to be called and held for the purpose of considering and approving the Merger;

(n)       "Concentric Merger Resolutions" means the consent resolutions of the Concentric Shareholders to ratify this Agreement and to approve the Merger and to be substantially in the form and content of Schedule A annexed hereto;

(o)       "Concentric Shares" means the shares of issued and outstanding common stock in the capital of Concentric as constituted on the Execution Date;

(p)       "Concentric Shareholders" means holders of record of Concentric Shares, and in the singular means any holder of record of Concentric Shares;

(q)       "Concentric Warrants" means those outstanding warrants to acquire Concentric Shares as set out in Section 4.1(b)(i) of the Concentric Disclosure Schedule;

(r)       "Concentric's Lawyers" means Schlanger, Silver, Barg & Paine, L.L.P., of 109 North Post Oak Lane, Suite 300, Houston, Texas, U.S.A., 77024;

(s)       "Dissenting Shares" means those Concentric Shares of which the holders thereof have properly and timely complied with the Nevada Statutes as to dissenters' rights;

(t)       "Effective Date" has the meaning ascribed to it in Section 8.1;

(u)       "Effective Time" means 12:01 a.m. (Nevada, U.S.A., time) on the Effective Date;

(v)       "Encumbrance" means any actual or threatened lien, mortgage, charge, pledge, hypothecation, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing) whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise);

(w)       "Environmental Laws" means all applicable Laws relating to the protection of the environment and public health and safety and including, without limitation, applicable common law, the United States Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Safe Drinking Water Act and the Hazardous Materials Transportation Act, all as amended, and any state Laws implementing or analogous to the foregoing federal Laws, and all other Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, uranium exploration and production wastes, solid wastes, or toxic or Hazardous Substances or wastes;

(x)       "Exchange Ratio" means the ratio which determines the number of UEC Shares that are to be issued on completion of the Merger for all of the Concentric Shares, subject to reduction by any Dissenting Shares, and which Exchange Ratio, as of the Execution Date of this Agreement, is 0.1075 of one UEC Share for one Concentric Share; provided, however, that the Exchange Ratio may be adjusted by good faith negotiation between the Parties if required having regard to the results of the due diligence investigation of a party's Business and affairs by the other party; and provided further that either Party may terminate this Agreement in the event such due diligence results warrant the conversion of the Concentric Shares into more than 1,253,440 UEC Shares, it being agreed that not more than 1,253,440 UEC Shares shall be issued in exchange for Concentric Shares pursuant to the Merger (exclusive of any UEC Shares issued in exchange for Concentric Shares which are issued upon exercise prior to Closing of any Concentric Warrants);

(y)       "Global Acquisition Agreement" means that certain "Acquisition Agreement", dated for reference April 11, 2011, as entered into between UEC and Global Uranium Corp. ("Global") as a condition of entering into this Agreement; and pursuant to UEC has agreed, contemporaneously with the completion of the within Merger, to purchase all of Global's rights (the "Rights") under the terms and conditions of that certain and underlying "Option and Joint Venture Agreement", dated for reference April 13, 2010, as entered into between Global and Concentric (the "Underlying Option Agreement"), and pursuant to which Underlying Option Agreement Global has the right to acquire up to a 100% interest in Concentric's Mineral Assets, in consideration of, in part, the delivery by UEC to Global of (i) an initial payment of $150,000, (ii) a further $200,000 payment thereby releasing and assigning to UEC any security previously granted by Concentric to Global and (iii) 350,000 restricted shares of UEC's common stock and a final payment of $150,000 on the completion of the within Merger;

(z)       "Governmental Entity" means:

(i)       any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(i)       any subdivision, agent, commission, board or authority of any of the foregoing;

(iii)     any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(iv)      any regulatory agency or self-regulatory organization; and

(v)       for greater certainty, the Commission;

(aa)     "Hazardous Substance" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified by Environmental Laws;

(ab)     "Information" has the meaning ascribed to it in Section 5.5(b);

(ac)     "Intangible Property" means all intangible property used in connection with the Business, including all geological information, licenses, permits, authorities, franchises, approvals and authorizations by any Governmental Entity, books and records, systems and technology, restrictive covenants and other industrial or Intellectual Property or other rights used in connection with the Business;

(ad)     "Intellectual Property" means, with respect to Concentric, all right and interest to all patents, patents pending, inventions, know-how, any operating or identifying name or registered or unregistered trademarks and tradenames, all computer programs, licensed end-user software, source codes, products and applications (and related documentation and materials) and other works of authorship (including notes, reports, other documents and materials, magnetic, electronic, sound or video recordings and any other work in which copyright or similar right may subsist) and all copyrights (registered or unregistered) therein, industrial designs (registered or unregistered), franchises, licenses, authorities, restrictive covenants or other industrial or intellectual property used in or pertaining to Concentric and including, without limitation, the items described in Section 4.1(i) of the Concentric Disclosure Schedule, and all lists of customers, documents, records, correspondence and other information pertaining to Concentric;

(ae)     "Involuntary Bankruptcy Petition" means that certain and existing involuntary bankruptcy petition (In re: Concentric Energy Corp., Debtor, Chapter 7, Case No. 10-bk-18796-SSC) as filed in the United States Bankruptcy Court 2 in and for the District of Arizona, by the petitioning creditors, AWM Holding, LLC, Blue Sky Securities Ltd., David R. Holbrooke, Richard Louise, Timothy M. Schmidt, and John P. O'Shea, against the debtor, Concentric;

(af)     "Kettell Arrangement" means that certain form of anticipated consulting services arrangement which is intended to be entered into between UEC and Ralph Kettell, a present director of Concentric, as soon as reasonably practicable after the Execution Date, and representing Mr. Kettell's agreement to provide certain consulting services to UEC after the completion of the Merger and for consideration from UEC to be evidenced thereby;

(ag)     "Laws" means all statutes, regulations, statutory rules, orders, policies and terms and conditions of any grant of approval, permission, authority or license of any court and Governmental Entity, and the term "applicable" with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

(ah)     "Lock-Up Agreements" means those certain "Lock-up and Pooling Agreement"s and "Lock-Up Agreement"s to be entered into between UEC and certain Concentric Shareholders; representing not less than 50.1% of all Concentric Shares on a non-fully diluted basis; as soon as reasonably practicable after the Execution Date and representing the agreement of each such Concentric Shareholder to, in part, deposit or cause to be deposited under, and not withdraw or cause to be withdrawn from the Merger, their Concentric Shares, to vote or cause to be voted their Concentric Shares in favour of the Merger and any other matter that could reasonably be expected to facilitate the Merger and to abide by the restrictions and covenants set forth therein; and the form of which Lock-Up Agreements having been agreed to in advance as between the Parties and also forming part of the Ancillary Agreements hereunder;

(ai)     "Material Adverse Change", when used in connection with either Concentric or UEC, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such Party taken as a whole, other than any change, effect, event or occurrence relating to the Canadian or United States' economy or securities markets in general;

(aj)     "Material Adverse Effect", when used in connection with either Concentric or UEC, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such Party taken as a whole;

(ak)     "Material Contracts" means the contracts or commitments of Concentric or UEC, and, as the context requires:

(i)       out of the ordinary course of Business (other than the Party's agreements with its legal counsel);

(ii)      involving liability for or payment by Concentric or UEC, as the case may be, of more than $50,000 in the aggregate (other than the Party's agreements with its legal counsel);

(iii)     of a duration greater than one year;

(iv)      affecting ownership of, or title to, or any interest in, mineral, resource, real estate or personal property;

(v)       in respect of or concerning Intangible Property;

(vi)      in respect of or concerning bonuses, incentive compensation, pension, group insurance, employee welfare plans or collective agreements;

(vii)     with employees, officers or insiders; or

(viii)    of the following kinds or descriptions:

(A)       continuing contracts or commitments for the purchase of materials, supplies, equipment or services;

(B)       purchase contracts or commitments providing for a purchase price in excess of current market prices at the date of that contract or commitment;

(C)       sales or service contracts or commitments providing for a sale price or service rate below current market prices or rates at the date of the particular contract or commitment;

(D)       contracts or commitments for technical assistance or management or consulting services;

(E)       shareholder agreements or contracts involving any joint venture, partnership or other arrangement or agreement involving the sharing of profits or revenues, expenses or investments;

(F)       contracts limiting the freedom of Concentric or UEC, as the case may be, to engage in any business;

(G)       contracts that could have a material adverse financial impact on Concentric or UEC, as the case may be; and

(H)       notwithstanding the generality of the foregoing, with respect to Concentric, those contracts specifically listed in Section 4.1(z)(i).1 of the Concentric Disclosure Schedule;

(al)     "Merger" means the merger of Concentric with and into Subco; with Subco being a wholly-owned subsidiary of UEC; on the terms and conditions herein provided and for greater certainty includes the other transactions expressly provided to complete concurrently therewith;

(am)     "Mineral Assets" has the meaning ascribed to it in Section 4.1(y) of the Concentric Disclosure Schedule;

(an)     "Mineral Assets Documentation" means any and all technical records and other factual engineering data and information relating to the mineral property interests comprising the Assets and including, without limitation, all plans, maps, agreements and records which are in the possession or control of any Party hereto;

(ao)     "Nevada Statutes" means Chapters 78 (Private Corporations) and 92A - Mergers, Conversions, Exchanges and Domestications, of the Nevada Revised Statutes;

(ap)     "Parties" or "Party" means, respectively, collectively and individually, as the context so requires, each of UEC or Concentric as the case may be, together with their respective successors and permitted assigns as the context so requires;

(aq)     "Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

(ar)     "Plan of Merger", where the context requires, means this Agreement;

(as)     "Pre-Effective Date Period" means the period from and including the Execution Date to and including the Effective Time;

(at)     "Proxy Statement" means the notice of the Concentric Meeting and the accompanying Proxy Statement of Concentric, including all appendices thereto, to be sent to Concentric Shareholders in connection with the Concentric Meeting; and which is expected to be comprised of and take the form of UEC's planned Registration Statement for the Merger;

(au)     "Registration Statement" means the registration statement of UEC proposed to be filed on Form S-4 under the 1933 Act to register the UEC Shares to be issued in exchange for Concentric Shares under the Merger;

(av)     "Regulatory Approval" means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;

(aw)     "Regulatory Authority" and "Regulatory Authorities" means, either singularly or collectively as the context so requires, the NYSE Amex Equities stock exchange and such other regulatory agencies who have or who may have jurisdiction over the affairs of Concentric and UEC and including, without limitation, and where applicable, all applicable securities commissions and again including, without limitation, the Commission, and all other regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(ax)     "Representatives" has the meaning ascribed to it in Section 5.5(a);

(ay)     "Secured Loan Agreement" means that certain "Secured Loan Agreement" and each of its related Schedules A - Promissory Note, B - Debenture and C - Security Agreement, dated for reference April 20, 2011, as entered into between UEC and Concentric as a condition of entering into this Agreement; and pursuant to UEC has now loaned to Concentric, on a secured basis, an aggregate of $300,000 and advanced the same in the following manner: (i) an initial $200,000 to Global and representing the repayment by Concentric to Global of any and all monies presently due and owing by Concentric to Global under the Underlying Option Agreement together with the resulting release and assignment from Global to UEC of any security associated with the same; and (ii) the final $100,000 to Concentric for general corporate and working capital purposes to be utilized by Concentric toward the completion of the within Merger;

(az)     "Subco" means a wholly-owned subsidiary of UEC which will be the surviving corporation in the Merger;

(ba)     "Subsidiary" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned, directly or indirectly, by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

(bb)     "Surviving Corporation" means Subco;

(bc)     "Taxes" means, in respect of a Party and its Affiliates, all federal, state, provincial, municipal, foreign or other taxes, imposts, rates, levies, assessments and government fees, and any other charges lawfully levied, assessed or imposed against it and including, without limitation, all income, capital gains, sales, excise, capital, real property, goods and services, business transfer and value added taxes, customs and import duties, together with all interests, fines and penalties with respect thereto;

(bd)     "this Agreement", "hereto", "hereunder", "hereof", "herein", "hereby" and similar expressions mean or refer to this Merger Agreement and any agreement, deed or instrument supplemental or ancillary hereto, and the expressions "article", "section", "subsection", "paragraph", "subparagraph", "clause" and "subclause" followed by a number mean the specified article, section, subsection, paragraph, subparagraph, clause or subclause of this Agreement;

(be)     "Termination Date" means August 31, 2011, or such later date as may be mutually agreed by the Parties to this Agreement;

(bf)     "UEC Exchange Warrants" has the meaning ascribed to it in Section 2.2(d);

(bg)     "UEC Financial Statements" means the audited annual financial statements of UEC and the unaudited interim financial statements of UEC included in the UEC SEC Filings;

(bh)     "UEC Merger Resolutions" means the consent resolutions of the Board of Directors of UEC (and UEC as the sole shareholder of Subco) to ratify this Agreement and to approve the Merger and to be substantially in the form and content of Schedule B annexed hereto;

(bi)     "UEC SEC Filings" means the annual reports on Form 10-K or Form 10-KSB, quarterly reports on Form 10-Q or Form 10-QSB, and current reports on Form 8-K, and any amendments thereto, filed by UEC with the Commission on and after January 31, 2011;

(bj)     "UEC Shares" means the shares of common stock in the capital of UEC as constituted on the Execution Date;

(bk)     "UEC Shareholders" means holders of record of UEC Shares, and in the singular means any holder of record of UEC Shares;

(bl)     "UEC Transfer Agent" means Transfer Online, Inc., of 512 S.E. Salmon Street, Portland, Oregon, U.S.A., 97214; and

(bm)     "UEC's Lawyers" means McMillan llp, of 1500 Royal Centre P.O. Box 11117, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7.

Interpretation Not Affected by Headings, etc.

1.2                   The division of this Agreement into Parts, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a "Part", or to a "Section", "section" or "Section ", followed by a number and/or a letter refer to the specified Part, Section, section or paragraph of this Agreement.

1.3                   If one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

Currency

1.4                   Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

Number and Gender

1.5                   Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and neuter and vice versa.

Date For Any Action

1.6                   In the event that any date on which any action is required to be taken hereunder by either Party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Entire Agreement

1.7                   Save and except as provided for hereinbelow, the terms and conditions of this Agreement and the agreements and other documents herein referred to constitute the entire agreement between the Parties hereto pertaining to the terms of the Merger and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties hereto with respect to the terms of the Merger and including, without limitation, that certain and current letter agreement, dated for reference April 11, 2011, as entered into between the Parties, together with that certain "Non-Disclosure and Non-Circumvention Agreement, dated for reference March 16, 2011, as also entered into between the Parties. Notwithstanding the foregoing, the terms and conditions of the current Secured Loan Agreement as between the Parties will survive the termination of this Agreement and will continue to govern the secured loan thereby provided by UEC to Concentric as a condition of entering into this Agreement.

Schedules

1.8                   The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form a part hereof:

  Schedule                                      Description

Schedule A:                   Concentric Merger Resolutions; and
Schedule B:                   UEC Merger Resolutions.

Knowledge

1.9                   Each reference herein to the knowledge of a Party means, unless otherwise specified, the existing knowledge of such Party without specific or special inquiry.

PART 2
THE MERGER

Merger

2.1                   On the Closing and subject to the provisions of this Agreement, Concentric shall merge with and into Subco in accordance with the Nevada Statutes. The Parties shall cause the Merger to be consummated by filing Articles of Merger ("Articles of Merger") with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Statutes. In the event of a conflict of interpretation between this Agreement and the Articles of Merger, the Articles of Merger shall control.

2.2                   Subject to the provisions of this Agreement and the Plan of Merger, upon acceptance of the Articles of Merger by the State of Nevada:

(a)       each Concentric Share will thereby be cancelled and the holder of such Concentric Share shall be entitled to be issued the number of UEC Shares determined by the Exchange Ratio, with any fractions of 0.5 and more in respect of each holder's aggregate Concentric Shares rounded off to the nearest whole share (so that no Concentric Shareholder will receive more than one share in lieu of a fractional share in respect of such Concentric Shareholder's entire holdings). As of the Effective Time all Concentric Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any Concentric Shares shall cease to have any rights with respect thereto, except the right to receive the UEC Shares to be issued in consideration therefor upon surrender of such certificate, without interest;

(b)       each Concentric Share held in the treasury of Concentric immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c)       notwithstanding anything in this Agreement to the contrary, if, between the Execution Date of this Agreement and the Effective Time, the Exchange Ratio has been agreed upon in writing by Concentric and UEC, and thereafter the outstanding UEC Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall have been declared with a record date within such period, the Exchange Ratio shall be correspondingly adjusted;

(d)       all of the Concentric Warrants then outstanding will thereby be disposed of by the holders thereof in consideration for the issue of non-transferable common stock purchase warrants of UEC (the "UEC Exchange Warrants") to the persons set out in Section 4.1(b)(i) of the Concentric Disclosure Schedule, subject to reduction for any Concentric Warrants that are exercised or expire prior to Closing. The number of UEC Exchange Warrants issuable shall be determined with reference to the Exchange Ratio, mutatis mutandis. As of the Execution Date of this Agreement, the Exchange Ratio is 0.1075 of one UEC Share for every one Concentric Share. Accordingly, assuming the Exchange Ratio is the same at the Effective Time, a Concentric Warrant to acquire one Concentric Share would result in a UEC Warrant to acquire 0.1075 of one UEC Share, and the exercise price of each UEC Exchange Warrant shall be determined by dividing the per share exercise price of the corresponding whole Concentric Warrants by the Exchange Ratio. No fractional UEC Exchange Warrants will be issued, and any fractions of 0.5 and more in respect of each holder's aggregate Concentric Warrants shall be rounded off to the nearest whole UEC Exchange Warrant (so that no Concentric Warrant holder will receive more than one UEC Exchange Warrant in lieu of a fractional warrant in respect of such Concentric Warrant holder's entire holdings); and

(e)       Subco will be the Surviving Corporation and, upon the Effective Time, shall continue in existence and without further transfer shall succeed to and possess all rights, privileges, powers and franchises of Concentric and all of the assets and property of whatever kind and character of Concentric shall vest in Subco as the Surviving Corporation. Subco, as the Surviving Corporation, shall also be liable for all of the liabilities and obligations of Concentric, and any claim or judgment against Concentric may be enforced against Subco as the Surviving Corporation.

Resale Restrictions

2.3                   The UEC Shares issued to Concentric Shareholders in the Merger and the UEC Exchange Warrants will be registered under the Registration Statement. Any UEC Shares issued in the event of exercise of the UEC Exchange Warrants will not be registered under the Registration Statement and, upon issuance, will constitute "restricted securities" as defined in Rule 144(a)(3) under the 1933 Act.

Shareholders' Rights Upon Merger

2.4                   Upon consummation of the Merger each Concentric Shareholder shall, subject to applicable Laws and this Agreement, cease to have any rights with respect to any share certificate evidencing the Concentric Shareholder's title to one or more Concentric Shares, and to any Concentric Shares evidenced thereby, other than the right to receive a share certificate for UEC Shares.

Surrender of Certificates

2.5                   In connection with the Closing, UEC will issue UEC Share certificates evidencing the UEC Shares to be issued to Concentric Shareholders in the Merger on substantially the same basis as the Concentric Shares are registered as of the Effective Time. That is, Concentric Shares registered in the names of direct beneficial holders will be so registered and Concentric Shares registered in the name of brokerages, clearing houses and other intermediaries will be registered in those names, either in paper or in electronic form as the UEC Transfer Agent may advise. The UEC Transfer Agent shall, before issuing a UEC Share certificate in the name of a direct beneficial Concentric Shareholder, require the delivery to the UEC Transfer Agent of the Concentric Share certificates which are outstanding and registered in such Concentric shareholder's name, duly endorsed for transfer in blank, but the UEC Transfer Agent shall institute standard procedures in connection with Concentric Shares registered in the names of brokerages, clearing houses and other intermediaries where such Concentric Shares are book-based.

By-laws

2.6                   After the Merger the by-laws of Subco shall be the by-laws of the Surviving Corporation; provided however, the obligations of UEC under Section 5.7 hereof shall remain in full force and effect as set forth in such Section 5.7.

Effects of Merger

2.7                   The Merger shall have all further effects as specified in the applicable provisions of the Nevada Statutes and the Articles of Merger.

Additional Actions

2.8                   If, at any time after the Merger, UEC shall determine that the Surviving Corporation requires that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Concentric or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Concentric, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Concentric, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

No Tax Representations of UEC

2.9                   No representation is made by UEC in regards to the tax treatment of the Merger for Concentric Shareholders or Concentric Warrant holders.

No Tax Representations of Concentric

2.10                 No representation is made by Concentric in regards to the tax treatment of the Merger for UEC Shareholders.

PART 3
IMPLEMENTATION OF THE MERGER

Implementation Steps by Concentric

3.1                   Concentric covenants in favor of UEC that Concentric shall:

(a)       convene and hold the Concentric Meeting for the purpose of considering the Concentric Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(b)       use commercially reasonable efforts to ensure that all required Lock-Up Agreements are executed with such Concentric Shareholders who hold not less than 50.1% of all Concentric Shares on an non-fully diluted basis as soon as reasonably practicable after the Execution Date; and

(c)       subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, with the co-operation of UEC, take such steps as are necessary to give effect to the Merger.

Implementation Steps by UEC

3.2                   UEC covenants in favor of Concentric that, if determined by UEC in its sole and absolute discretion, UEC shall convene and hold a meeting of Subco for the purpose of considering the UEC Merger Resolution (and for any other proper purpose as may be set out in the notice for such meeting).

3.3                   UEC further covenants in favor of Concentric that, on or prior to Closing, UEC shall:

(a)       subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, with the co-operation of Concentric, take such steps as are necessary to give effect to the Merger;

(b)       subject to Section 2.5, and subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, deliver certificates for UEC Shares to Concentric Shareholders in accordance with this Agreement against the delivery and surrender of the certificates representing the corresponding Concentric Shares; and

(c)       subject to the satisfaction or waiver of the other conditions herein contained in favor of each Party, deliver agreements or certificates for UEC Exchange Warrants, as appropriate, to Concentric Warrant holders, as the case may be, in accordance with this Agreement, against the delivery and surrender of the agreements and certificates representing the corresponding Concentric Warrants.

Securities Compliance

3.4                   Each of UEC and Concentric shall take all necessary steps to ensure that the transactions contemplated hereby are in compliance with applicable Laws.

Preparation of Filings

3.5                   UEC and Concentric shall co-operate in:

(a)       the preparation of the Registration Statement and related Proxy Statement; and

(b)       the preparation of any application for any regulatory approvals, other orders, rulings, consents and any other documents, and the taking of any action, deemed by UEC or Concentric, acting reasonably, to be necessary to discharge their respective obligations under applicable Laws in connection with the Merger and the other transactions contemplated hereby.

3.6                   Each of UEC and Concentric shall furnish to the other all such information concerning it and its security holders as may be required (and, in the case of its security holders, available to it with reasonable effort) for the effectuation of the actions described in Section 3.4 and Section 3.5 and the foregoing provisions of this Section 3.6, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its security holders) in connection with such actions or otherwise in connection with the consummation of the Merger and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact, or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

3.7                   Concentric shall take all necessary steps to ensure the Proxy Statement complies with all applicable Laws and, without limiting the generality of the foregoing, to cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by UEC or any third party that is not an affiliate of Concentric). Without limiting the generality of the foregoing, Concentric shall cause the Proxy Statement to provide Concentric Shareholders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Concentric Meeting and UEC shall provide all information which is reasonably requested of it for Concentric to do so.

3.8                   UEC shall take all necessary steps to ensure the Registration Statement complies with all applicable Laws and, without limiting the generality of the foregoing, to cause the Registration Statement to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Concentric or any third party that is not an affiliate of UEC), but without limiting the generality of the foregoing, Concentric shall provide all information which is reasonably requested of it for UEC in connection therewith.

PART 4
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Concentric

4.1                   Concentric represents and warrants to and in favor of UEC as follows and acknowledges that UEC is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)       Organization:

(i)       Concentric has been duly incorporated or formed under the applicable Laws of Nevada, is validly subsisting and has full corporate or legal power and authority to carry on the Business, to perform its obligations hereunder and to enter into, own, hold, license and lease its Assets;

(ii)      Concentric has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary; and

(iii)     Concentric has no minority interest in any other corporation or entity, which minority interest is material in relation to Concentric;

(b)       Capitalization:

(i)       the authorized capital of Concentric consists of 200,000,000 shares of common stock with a par value of $0.001. As of the Execution Date of this Agreement there are 11,659,905 Concentric Shares issued and outstanding. Save and except as set out in Section 4.1(b)(i) of the Concentric Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Concentric to issue or sell any shares of Concentric, or ownership interests, securities, or obligations of any kind convertible into or exchangeable for any shares of Concentric or any other Person, nor is there outstanding any stock appreciation rights, phantom equity, or similar rights, agreements, arrangements or commitments based upon the book value, income, or any other attribute of Concentric. All outstanding Concentric Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights; and

(ii)      save and except as set forth in Section 4.1(b)(ii) of the Concentric Disclosure Schedule, there are no outstanding bonds, debentures or other evidences of indebtedness of Concentric including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Concentric Shares on any matter. There are no outstanding contractual obligations of Concentric to repurchase, redeem or otherwise acquire any of its outstanding securities;

(c)       Authority and No Violation:

(i)       Concentric has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Concentric and the consummation by Concentric of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

(A)       with respect to finalizing and approving the Proxy Statement and other matters relating thereto; and

(B)       with respect to the completion of the Merger, the approval of the Concentric Shareholders;

(ii)      this Agreement has been duly executed and delivered by Concentric and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, and other applicable Laws affecting creditors' rights generally, and to general principles of equity;

(iii)     the approval of this Agreement, the execution and delivery by Concentric of this Agreement, and the performance by it of its obligations hereunder, and the completion of the Merger and the transactions contemplated thereby, will not:

(A)       result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)       its articles of incorporation, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests;

(II)      subject to obtaining any necessary regulatory approvals relating to Concentric, any Laws, judgment, or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on Concentric; or

(III)     subject to obtaining any necessary regulatory approvals relating to Concentric and the requisite approval of the Concentric Shareholders, and except as would not, individually or in the aggregate, have a Material Adverse Effect on Concentric, or on any Material Contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)       save and except as set forth in Section 4.1(c)(iii)(B) of the Concentric Disclosure Schedule, give rise to any right of termination or acceleration of indebtedness of Concentric;

(C)       save and except as set forth in Section 4.1(c)(iii)(C) of the Concentric Disclosure Schedule, and except as would not, individually or in the aggregate, have a Material Adverse Effect on Concentric, result in the imposition of any restriction, tax, penalty, Encumbrance, charge, or lien upon any of the Assets, or restrict, hinder, impair, or limit the ability of Concentric to carry on the Business of Concentric as and where it is now being carried on;

(D)       result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Concentric or increase any benefits otherwise payable to any such person or under any Concentric Plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options; or

(E)       result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options; and

(iv)      no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Concentric, or to its knowledge, any Concentric Shareholder in connection with the execution and delivery of this Agreement or the consummation by Concentric of the transactions contemplated hereby other than (A) any approval of the Concentric Shareholders of the Merger, (B) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and (C) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Concentric;

(d)       No Defaults: subject to obtaining any necessary regulatory approvals relating to Concentric, Concentric is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)       Absence of Certain Changes or Events: save and except for that certain and existing Involuntary Bankruptcy Petition, Concentric has conducted its Business only in the ordinary and regular course of business consistent with past practice and, except as otherwise provided in this Agreement, there has not occurred since the date of the most recent balance sheet forming part of the Concentric Financial Statements:

(i)       a Material Adverse Change with respect to Concentric;

(ii)      any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Concentric;

(iii)     any redemption, repurchase or other acquisition of Concentric Shares by Concentric or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Concentric Shares;

(iv)      any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)       any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)      any acquisition or sale of its property or Assets to a Person not dealing at arm's length;

(vii)     any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material Contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)    an act whereby Concentric has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of Concentric;

(ix)      an act whereby Concentric has guaranteed, or agreed to guarantee, any indebtedness or other obligation of any person or corporation;

(x)       any single operating or capital expenditures in excess of U.S. $50,000.00, other than as required in the usual and ordinary and regular course of business of Concentric;

(xi)      any resolution to approve a combination or reclassification of any of its outstanding shares;

(xii)     an act whereby Concentric has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xiii)    an act whereby Concentric has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xiv)     any waiver or surrender of any right of that may have Material Adverse Effect on Concentric;

(xv)       any change in its accounting methods, principles or practices; or

(xvi)      any agreement or arrangement to take any action which, if taken prior to the Execution Date, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f)       Absence of Conflict: to the actual knowledge, information and belief of each of Concentric, the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of its respective constating documents;

(ii)      conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, domestic or foreign, to which it is subject, or constitute or result in a default under any agreement, contract or commitment to which it is a party;

(iii)     give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which it is a party;

(iv)      give to any government or Governmental Entity, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to it which is necessary or desirable in connection with the conduct and operations of its respective business and the ownership or leasing of its respective business assets; or

(v)       save and except as set forth in Section 4.1(f)(v) of the Concentric Disclosure Schedule, constitute a default by it, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of it which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(g)       Employment:

(i)       except as set forth in Section 4.1(g) of the Concentric Disclosure Schedule, Concentric is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)      no directors, officers or employees of Concentric are now indebted or under obligation to Concentric on any account whatsoever other than in the ordinary and regular course of business of Concentric;

(iii)     no payments of any kind have been made or authorized by or on behalf of Concentric to or on behalf of any directors, officers, shareholders or employees of Concentric or under any management agreement with Concentric other than in the ordinary course of business of Concentric;

(iv)      Concentric is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of Concentric, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of Concentric, threatened strikes or lockouts at Concentric that would, individually or in the aggregate, have a Material Adverse Effect on Concentric;

(v)       Concentric is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of Concentric, threatened, or any litigation, actual or, to the knowledge of Concentric, threatened, relating to employment or termination of employment of employees or independent contractors;

(vi)      Concentric has operated in all material respects in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of Concentric, threatened proceedings before any board or tribunal with respect to any of the above areas;

(vii)     there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Concentric or any of its directors, officers, or employees; and

(viii)    Concentric has no consulting or employment agreements, whether written or otherwise, except for those which are set forth in Section 4.1(g) of the Concentric Disclosure Schedule;

(h)       Financial Statements: the Concentric Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; and such financial statements present fairly, in all material respects, the financial position and results of operations of Concentric as of the respective dates thereof and for the respective periods covered thereby. There are no liabilities, contingent or otherwise, of Concentric not disclosed or reflected in the Concentric Financial Statements, except those incurred in the ordinary course of business of Concentric since the date of the Concentric Financial Statements;

(i)       Intellectual Property:

(i)       Section 4.1(i) of the Concentric Disclosure Schedule contains an accurate and complete description of all of Concentric's Intellectual Property, and the Intellectual Property does not infringe the rights of any other person; and

(ii)      Concentric does not have and does not use any service mark, tradename or trademark except as disclosed as part of Concentric's Intellectual Property;

(j)       Books and Records: The books, records and accounts of Concentric, in all material respects:

(i)       have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)      are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of Concentric; and

(iii)     accurately and fairly reflect the basis for the Concentric Financial Statements. Concentric has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)       transactions are executed in accordance with management's general or specific authorization; and

(B)       transactions are recorded as necessary:

(I)       to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and

(II)      to maintain accountability for Assets;

(k)       Bank Accounts: Section 4.1(k) of the Concentric Disclosure Schedule is a true and complete list showing the name of each bank, trust company or similar institution in which Concentric has accounts or safety deposit boxes, the identification numbers of each such account or safety deposit box, the names of all persons authorized to draw therefrom or to have access thereto and the number of signatories required on each account. In addition, Section 4.1(k) of the Concentric Disclosure Schedule also includes a list of all non-bank account numbers, codes and business numbers used by Concentric for the purposes of remitting tax, dues, assessments and other fees;

(l)       Litigation, Etc.: save and except for that certain and existing Involuntary Bankruptcy Petition and other matters as set forth in Section 4.1(l).1 of the Concentric Disclosure Schedule, there is no basis for and there are no claims, actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of Concentric, after having made due inquiry, threatened against or affecting Concentric at law or in equity or before or by any court or Governmental Entity. Save and except as set forth in Section 4.1(l).2 the Concentric Disclosure Schedule, neither Concentric nor its Assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(m)       Insurance: Concentric maintains, and has maintained, insurance in force against loss on the Assets, against such risks, in such amounts and to such limits, as is in accordance with prudent business practices prevailing in its line of business and having regard to the location, age and character of its properties and the Assets, and has complied fully with all requirements of such insurance, including the prompt giving of any notice of any claim or possible claim thereunder, and all such insurance has been and is with insurers which Concentric believes to be responsible;

(n)       Environmental: except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on Concentric:

(i)       all operations of Concentric have been conducted, and are now in compliance with all Environmental Laws;

(ii)      Concentric is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the "Environmental Permits"); and

(iii)     Concentric is not aware of, or is subject to:

(A)       any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(B)       any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to Concentric, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(C)       any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to Concentric or any current or former subsidiary or any of its predecessor entities, divisions or any formerly owned, leased or operated properties or Assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(D)       any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, re-issuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation;

(iv)      Concentric has not conducted the Business or used any of the Assets or permitted them to be conducted or used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with all applicable judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Entities, including all environmental, health and safety statutes and regulations and, to the best of Concentric's knowledge, neither has any lessee or prior owner of any of the Assets or any other Person;

(v)       Concentric, the Business and the Assets and the uses to which its Assets have been put and the state of maintenance and repair thereof comply in all material respects with all applicable Laws, judgments, decrees, orders, injunctions, rules and regulations of all Governmental Entities, courts or arbitrators, including all environmental, health and safety statutes and regulations and fire and building codes and standards;

(vi)      Concentric has not received any notices of any contravention of, or demands or requests for, repairs or other remedial work with respect to any of its assets under any statutes, bylaws, ordinances, rules or regulations of any Government Authority or arising from the use of any of its Assets, or the occupation or use of any premises owned, leased or utilized by Concentric or relating to the location, size, configuration, state of repairs, design or construction of, or defects in any of these premises;

(vii)     Concentric is not subject to any judicial or administrative proceeding alleging the violation of any applicable Environmental Laws, health or safety laws or other statutes and regulations, judgments, decrees, orders, injunctions, or rules;

(viii)    Concentric is not the subject of investigation by any Governmental Entity evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment nor has any Hazardous Substance been released into the environment, or disposed of, at, on, or near any property used or previously used by Concentric as a result of the conduct of the Business or otherwise, except as permitted by the laws or regulations enforced at the relevant time and Concentric does not have any contingent liability in connection with the release of any Hazardous Substance or contaminant or other substance into the environment; and

(ix)      Concentric has not filed any notice under any applicable Environmental Laws, health or safety laws, other statutes or regulations, judgments, decrees, orders or injunctions, indicating past or present treatment, storage, or disposal of a Hazardous Substance or constituent, or other substance into the environment, and, to the best of the knowledge of Concentric, there are no orders or directions relating to environmental matters requiring any work, repairs or capital expenditures with respect to the Assets or Business;

(o)       Tax Matters: in respect of Taxes:

(i)       Concentric has prepared and filed on time with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the Execution Date, and that all such returns and other documents are correct and complete in all material respects;

(ii)     Concentric has paid in full and when due all Taxes required to be paid by it on or prior to the Execution Date, and will have paid all such Taxes as of the Effective Date;

(iii)     Concentric has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. Concentric has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. Concentric has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(iv)      there are no reassessments of the Taxes of Concentric that have been issued and are outstanding. No Governmental Entity has challenged, disputed, or questioned Concentric in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. Concentric is not negotiating any draft assessment or reassessment with any Governmental Entity. Concentric is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. Concentric has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. Concentric has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)       no claim has been made by any Governmental Entity in a jurisdiction where Concentric does not file Tax returns that Concentric is or may be subject to taxation in that jurisdiction;

(vi)      Concentric is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity). Concentric has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Concentric does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)     no liens for Taxes exist with respect to any of the Assets of Concentric;

(viii)    Concentric is not and never has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

(ix)      the non-capital losses of Concentric were incurred by Concentric only in carrying on the Business;

(x)       Concentric has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xi)      Concentric has not, prior to the Execution Date:

(A)       discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)       acquired or had the use of any property from a person with whom it was not dealing at arm's length;

(C)       disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(D)       paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future;

(p)       Compliance with Laws: Concentric has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Concentric. Without limiting the generality of the foregoing, all securities of Concentric (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws, and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(q)       Liabilities: except for liabilities which are disclosed, reflected or adequately provided for in Section 4.1(q) of the Concentric Disclosure Schedule, there are no other material liabilities, contingent or otherwise, existing on the Execution Date in respect of which Concentric may be liable on or after the completion of the transaction contemplated by this Agreement other than:

(i)       liabilities disclosed or referred to in this Agreement; and

(ii)      liabilities incurred in the ordinary course of business, none of which are materially adverse to the Business, operations, affairs or financial conditions of Concentric;

(r)       Intangible Property: all of the Intangible Property of Concentric is owned by good and marketable title free and clear of all Encumbrances. There are no restrictions on the ability of Concentric to use and exploit all rights in the Intangible Property, and all statements in all applications for registration of the Intangible Property were true and correct as of the date of such applications;

(s)       Licenses, Etc.: Concentric owns, possesses, or has obtained, and is in material compliance with, all licenses and permits from any Governmental Entity necessary to conduct its Business in the ordinary course of the operations of the Business and for the uses to which the Assets have been put and are in good standing as set forth in Section 4.1(s) of the Concentric Disclosure Schedule, and such conduct and uses are in compliance with all laws, zoning and other by-laws, building and other restrictions, rules, regulations and ordinances applicable to Concentric and to the business and the Assets, and neither the execution and delivery of this Agreement, nor the completion of the transactions contemplated hereby, will give any person the right to terminate or cancel any said license or permit or affect such compliance;

(t)       Securities Registration Rights: save and except for those matters which are listed in Section 4.1(t) of the Concentric Disclosure Schedule, no holder of securities issued by Concentric has any right to compel Concentric to register or otherwise qualify such securities for public sale in Canada or the United States;

(u)       Reports: to the best of its knowledge after due inquiry, Concentric has previously filed with or furnished to the Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it, and such documents, at the time filed or furnished:

(i)       did not contain any misrepresentation (as defined in the applicable securities laws), and

(ii)      complied in all material respects with the requirements of applicable securities Laws;

(v)       Assets Used in the Normal Course of Business: the Assets constitute all of the rights, assets and properties that are usually and ordinarily used or held for use in connection with or otherwise relate to the operation of the Business in the usual and ordinary course of the operation of the Business. Except for contemplated additions that are not material in the aggregate, all of the Assets include all rights, assets and properties, the use and exercise of which are necessary for the performance of any agreement to which Concentric is a party, and the conduct of the Business as now conducted and presently proposed by Concentric to be conducted;

(w)       Title to the Assets: Concentric is the legal and beneficial owner of, and has good and marketable title to and possession of, the Assets, free and clear of all Encumbrances (other than those Encumbrances disclosed in the Concentric Disclosure Schedule or as otherwise disclosed by Concentric to UEC in writing);

(x)       Condition of Assets: all tangible rights, assets and properties comprising the Assets are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

(y)       Mineral Assets: to the best of the knowledge, information and belief of each of Concentric, after having made due inquiry:

(i)       Concentric is, and/or will be, at Closing, the legal and beneficial owners of all of the Mineral Assets; the particulars of which being described in Section 4.1(y) of the Concentric Disclosure Schedule;

(ii)      Concentric is, and/or will be, at Closing, authorized to hold the right to explore and develop each of the mineral property interests comprising the Mineral Assets held by Concentric;

(iii)     Concentric holds, and/or will hold, at Closing, each of the mineral property interests comprising the Mineral Assets free and clear of all Encumbrances;

(iv)      no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Concentric of any interest in and to any of mineral property interests comprising the Mineral Assets;

(v)       the mineral property interests comprising the Mineral Assets have been duly and validly located and recorded in a good and minerlike manner pursuant to applicable mining laws;

(vi)      all permits and licenses covering the mineral property interests comprising the Mineral Assets have been, and/or will be at Closing, duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard;

(vii)     where appropriate, Concentric has, and/or will have, at Closing, insured the Mineral Assets against loss or damage on a replacement cost basis;

(viii)    all conditions on and relating to the Mineral Assets and the operations conducted thereon by or on behalf of Concentric are, and/or will be at Closing, in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(ix)      there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral property interests comprising the Mineral Assets and the conduct of the operations related thereto, nor has Concentric received any notice of same;

(x)       there are no adverse claims or challenges against or to the ownership of or title to any of the mineral property interests comprising the Mineral Assets or which may impede the development of any of the mineral property interests comprising the Mineral Assets, nor, to the best of the knowledge, information and belief of each of Concentric, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of Concentric, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral property interests comprising the Mineral Assets;

(xi)      save and except for that certain and existing Involuntary Bankruptcy Petition, there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of Concentric), pending or threatened, which may affect, without limitation, the rights of Concentric to transfer any interest in and to the mineral property interests comprising the Mineral Assets to UEC at Closing, at law or in equity, or before or by any Governmental Entity, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral property interests comprising the Mineral Assets. In addition, Concentric is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(xii)     Concentric has delivered to UEC all Mineral Assets Documentation in their possession or control relating to the Mineral Assets together with copies of all actual and pending permits, permit applications and applications for exploration and exploitation rights respecting any of the mineral property interests comprising the Mineral Assets;

(xiii)    Concentric will also deliver, or cause to be delivered, to UEC as soon as conveniently possible after the Execution Date, however, prior to Closing, a title opinion or opinions respecting the mineral property interests comprising the Mineral Assets, all as addressed to UEC and prepared in accordance with applicable rules and policies, together with such other documentation as UEC may require in order to seek and obtain Regulatory Approval for each of the transactions contemplated by this Agreement; and

(xiv)    Concentric is not aware of any fact or circumstance which has not been disclosed to UEC which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of UEC to enter into this Agreement;

(z)       Material Contracts:

(i)       save and except as set forth in Section 4.1(z)(i).2 the Concentric Disclosure Schedule, there has not been any breach, default in any term, condition, provision or obligation to be performed under any of the Material Contracts set out in Section 4.1(z)(i).1 of the Concentric Disclosure Schedule, each Material Contract is in good standing, full force and effect, and, with the exception of amendments to the certain Material Contracts described in Section 4.1(z)(i).1 of the Concentric Disclosure Schedule, unamended; and

(ii)      save and except for those matters which are listed in Section 4.1(z)(i).1 of the Concentric Disclosure Schedule, Concentric does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, directors, officers, lawyers or others which cannot be terminated, without penalty, on no more than one month's notice;

(aa)     Parties to Material Contracts: each of the Material Contracts contains the entire and only agreement between the parties thereto with respect to the subject matter thereof and identifies therein each person who is a party thereto or is bound thereby, and Concentric has neither received any notice nor is aware that any other party to any Material Contract intends or wishes to cancel such Material Contract nor is there a dispute between Concentric and any other party to any Material Contract;

(ab)     Schedules: each of the Schedules to the Concentric Disclosure Schedule contains all material information for each particular Schedule listed therein and there are no omissions of material information by Concentric in the Concentric Disclosure Schedule;

(ac)     No Other Options or Agreements to Acquire the Business: there is no written, oral, or implied agreement, option, understanding or commitment, or any right or privilege capable of becoming any of the same, for the purchase from Concentric of the Business or any of the Assets, other than purchase orders or requests accepted by it in the usual and ordinary course of the operation of the Business; and

(ad)     No Other Facts or Circumstances: Concentric is not aware of any fact or circumstance which has not been disclosed to UEC which should be disclosed in order to prevent the representations contained in this section from being misleading or which would likely affect the decision of UEC to enter into this Agreement.

Representations and Warranties of UEC

4.2                   UEC represents and warrants to and in favor of Concentric as follows and acknowledges that Concentric is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)       Organization of UEC:

(i)       UEC has been duly incorporated or formed under the applicable Laws of Nevada, is validly subsisting and has full corporate or legal power and authority to carry on the Business, to perform its obligations hereunder and to enter into, own, hold, license and lease its Assets; and

(ii)      UEC has made all necessary filings under all applicable corporate, securities, and taxation laws or any other laws to which it is subject, and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its Assets makes that qualification necessary;

(b)       Capitalization of UEC: the authorized capital of UEC consists of 750,000,000 shares of common stock with a par value of $0.001. All outstanding UEC Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights;

(c)       Authority and No Violation:

(i)       UEC has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by UEC and the consummation by UEC of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby other than with respect to the finalizing and approving the Registration Statement and other matters related thereto;

(ii)      this Agreement has been duly executed and delivered by UEC and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity;

(iii)     the approval of this Agreement, the execution and delivery by UEC of this Agreement and the performance by it of its obligations hereunder and the completion of the Merger and the transactions contemplated thereby will not:

(A)       result in a violation or breach of, require any consent to be obtained under, or give rise to any termination, purchase or sale rights, or payment obligation under any provision of:

(I)       its articles of incorporation, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in UEC;

(II)      subject to obtaining any necessary Regulatory Approvals relating to UEC, any Laws, judgment or decree, except to the extent that the violation or breach of, or failure to obtain any consent under, any Laws, judgment or decree would not, individually or in the aggregate, have a Material Adverse Effect on UEC; or

(III)     subject to obtaining any necessary Regulatory Approvals relating to UEC, and except as would not, individually or in the aggregate, have a Material Adverse Effect on UEC, any Material Contract, agreement, license, franchise, or permit to which it is party or by which it is bound or is subject or is the beneficiary;

(B)       give rise to any right of termination or acceleration of indebtedness of UEC, or cause such indebtedness to come due before its stated maturity or cause any available credit of UEC to cease to be available;

(C)       except as would not, individually or in the aggregate, have a Material Adverse Effect on UEC, result in the imposition of any encumbrance, charge or lien upon any of its assets, or restrict, hinder, impair, or limit its ability to carry on its business as and where it is now being carried on; or

(D)       result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of UEC or increase any benefits otherwise payable under any UEC plans or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by UEC in connection with the execution and delivery of this Agreement or the consummation by UEC of the transactions contemplated hereby or thereby other than any consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on UEC;

(d)       No Defaults: subject to obtaining any necessary Regulatory Approvals relating to UEC, UEC is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(e)       Absence of Certain Changes or Events: since the date of the most recent balance sheet forming part of the UEC Financial Statements, UEC has conducted its Business only in the ordinary and regular course of business consistent with practice and, except as otherwise provided in this Agreement, there has not occurred:

(i)       a Material Adverse Change with respect to UEC;

(ii)      any damage, destruction, or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on UEC;

(iii)     any redemption, repurchase or other acquisition of UEC Shares by UEC or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to UEC Shares;

(iv)      any material increase in or modification of the compensation payable or to become payable by it to any of its directors or officers, or any grant to any such director or officer of any increase in severance or termination pay;

(v)       any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

(vi)      any acquisition or sale of its property or Assets to a Person not dealing at arm's length;

(vii)     any entering into, amendment of, relinquishment, termination or non-renewal by it of any Material Contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

(viii)    an act whereby UEC has engaged or entered into any transaction or made any disbursement or assumed or incurred any liability or obligation or made any commitment to make any expenditure which might materially and adversely affect any of the Assets or the organization, operations, affairs, Business, properties, prospects or financial condition or position of UEC;

(ix)      any resolution to approve a combination or reclassification of any of its outstanding shares;

(x)       an act whereby UEC has purchased or agreed to purchase, or leased or agreed to lease, or acquired or agreed to acquire, any property or asset, other than as required in the usual and ordinary course of the operation of the Business;

(xi)      an act whereby UEC has sold, transferred, disposed of, mortgaged, pledged, charged, or leased any Asset or property, other than as required in the usual and ordinary course of the operation of the Business;

(xii)     any change in its accounting methods, principles or practices; or

(xiii)    any agreement or arrangement to take any action which, if taken prior to the Execution Date, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

(f)       Employment:

(i)       except as set forth in the UEC SEC Filings, UEC is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer;

(ii)      UEC is not a party to any collective bargaining agreement nor subject to any application for certification or, to the knowledge of UEC, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the knowledge of UEC, threatened strikes or lockouts at UEC that would, individually or in the aggregate, have a Material Adverse Effect on UEC;

(iii)     except as set forth in the UEC SEC Filings, UEC is not subject to any claim for wrongful dismissal, constructive dismissal, or any other tort claim, actual or, to the knowledge of UEC, threatened, or any litigation, actual or, to the knowledge of UEC, threatened, relating to employment or termination of employment of employees or independent contractors; and

(iv)      UEC has operated in all material respects in accordance with all applicable Laws with respect to employment and labour and including, without limitation, employment and labour standards, occupational health and safety, employment equity, pay equity, workers' compensation, human rights and labour relations, and there are no current, pending, or, to the knowledge of UEC, threatened proceedings before any board or tribunal with respect to any of the above areas;

(g)       Financial Statements: the UEC Financial Statements have been prepared in accordance with United States generally accepted accounting principles, the requirements of applicable Governmental Entities and applicable securities Laws; and such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of UEC as of the respective dates thereof and for the respective periods covered thereby;

(h)       Books and Records: the books, records and accounts of UEC, in all material respects:

(i)       have been maintained in accordance with good business practices on a basis consistent with prior years;

(ii)      are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Assets of UEC; and

(iii)     accurately and fairly reflect the basis for the UEC Financial Statements. UEC has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(A)       transactions are executed in accordance with management's general or specific authorization; and

(B)       transactions are recorded as necessary:

(I)       to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements; and

(II)      to maintain accountability for Assets;

(i)       Reports: to the best of its knowledge after due inquiry, UEC has filed with or furnished to the Commission true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it, and such documents, at the time filed or furnished:

(i)       did not contain any misrepresentation (as defined in the applicable securities Laws); and

(ii)      complied in all material respects with the requirements of applicable securities Laws.

(j)       UEC Shares: UEC Shares to be issued pursuant to the Merger will be duly and validly issued by UEC on their respective dates of issue as fully paid and non-assessable shares;

(k)       Compliance with Laws: except as set forth in the UEC SEC Filings, UEC has complied with and is not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on UEC. Without limiting the generality of the foregoing, all securities of UEC (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable securities Laws and all securities to be issued upon the exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws;

(l)       Litigation, Etc.: except as set forth in the UEC SEC Filings, there is no claim, action, proceeding, or investigation pending or, to the knowledge of UEC, threatened against UEC before any court or Governmental Entity. Neither UEC or its assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree;

(m)       No Defaults: subject to obtaining any necessary Regulatory Approvals relating to UEC, UEC is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract (including the Material Contracts), agreement, license or franchise to which it is a party which would, if terminated due to such default, cause a Material Adverse Effect;

(n)       Environmental: except as set forth in the UEC SEC Filings, and except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on UEC:

(i)       all operations of UEC have been conducted, and are now in compliance with all Environmental Laws;

(ii)      UEC is in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate its properties and to conduct its business as it is now being conducted or as proposed to be conducted (collectively the "Environmental Permits"); and

(iii)     UEC is not aware of, or is subject to:

(A)       any Environmental Laws which require or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(B)       any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to UEC, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(C)       any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to UEC or any current or former subsidiary or any of its predecessor entities, divisions or any formerly owned, leased or operated properties or Assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(D)       any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, re-issuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of the Business following such consummation;

(iv)      UEC has not conducted the Business or used any of the Assets or permitted them to be conducted or used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances, except in compliance with all applicable judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or Governmental Entities, including all environmental, health and safety statutes and regulations and, to the best of UEC's knowledge, neither has any lessee or prior owner of any of the Assets or any other Person;

(v)       UEC, the Business and the Assets and the uses to which its assets have been put and the state of maintenance and repair thereof comply in all material respects with all applicable Laws, judgments, decrees, orders, injunctions, rules and regulations of all Governmental Entities, courts or arbitrators, including all environmental, health and safety statutes and regulations and fire and building codes and standards;

(vi)      UEC has not received any notices of any contravention of, or demands or requests for, repairs or other remedial work with respect to any of its assets under any statutes, bylaws, ordinances, rules or regulations of any Governmental Entity or arising from the use of any of its assets, or the occupation or use of any premises owned, leased or utilized by UEC or relating to the location, size, configuration, state of repairs, design or construction of, or defects in any of these premises;

(vii)     UEC is not subject to any judicial or administrative proceeding alleging the violation of any applicable Environmental Laws, health or safety laws or other statutes and regulations, judgments, decrees, orders, injunctions, or rules;

(viii)    UEC is not the subject of investigation by any Governmental Entity evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment nor has any Hazardous Substance been released into the environment, or disposed of, at, on, or near any property used or previously used by UEC as a result of the conduct of the Business or otherwise, except as permitted by the laws or regulations enforced at the relevant time and UEC does not have any contingent liability in connection with the release of any Hazardous Substance or contaminant or other substance into the environment; and

(ix)       UEC has not filed any notice under any applicable Environmental Laws, health or safety laws, other statutes or regulations, judgments, decrees, orders or injunctions, indicating past or present treatment, storage, or disposal of a Hazardous Substance or constituent, or other substance into the environment, and, to the best of the knowledge of UEC, there are no orders or directions relating to environmental matters requiring any work, repairs or capital expenditures with respect to the Assets or Business;

(o)       Tax Matters: in respect of Taxes:

(i)       UEC has prepared and filed on time with all appropriate Governmental Entities all returns and other documents that it is required to file in respect of any Taxes, or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the Execution Date, and that all such returns and other documents are correct and complete in all material respects;

(ii)      UEC has paid in full and when due all Taxes required to be paid by it on or prior to the Execution Date, and will have paid all such Taxes as of the Effective Date;

(iii)     UEC has withheld from each payment made to any of its present or former employees, officers, directors, and any other third party, all amounts required by law and has remitted such withheld amounts within the prescribed time periods to the appropriate Governmental Entity. UEC has remitted all Taxes and employee contributions payable by it in respect of its employees and has remitted such amounts to the appropriate Governmental Entity within the time required under the applicable legislation. UEC has charged, collected and remitted within prescribed time periods all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever made by them;

(iv)      there are no reassessments of the Taxes of UEC that have been issued and are outstanding. No Governmental Entity has challenged, disputed, or questioned UEC in respect of Taxes or of any returns, filings or other reports filed under any taxing statute. UEC is not negotiating any draft assessment or reassessment with any Governmental Entity. UEC is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment including, without limitation, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice. UEC has not received any indication from a Governmental Entity that an assessment or reassessment is proposed in respect of any Taxes regardless of its merits. UEC has not executed or filed with any Governmental Entity any waiver or agreement extending the time period for assessment, reassessment or collection of any Taxes;

(v)       no claim has been made by any Governmental Entity in a jurisdiction where UEC does not file Tax returns that UEC is or may be subject to taxation in that jurisdiction;

(vi)      UEC is not a party to or bound by any Tax-sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity). UEC has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. UEC does not have any liability for the Taxes of any other person or entity under Treasury Regulations Section 1.1502-6 (or similar provision of the law of any jurisdiction) as a transferee or successor, by contract or otherwise;

(vii)     no liens for Taxes exist with respect to any of the Assets of UEC;

(viii)    UEC is not and never has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code;

(ix)      the non-capital losses of UEC were incurred by UEC only in carrying on the Business;

(x)       UEC has paid all Taxes imposed on the acquisition of its tangible personal property, and none of its tangible personal property has been transferred at any time on a tax-exempt basis; and

(xii)     except as set forth in the UEC SEC Filings, UEC has not, prior to the Execution Date:

(A)       discontinued carrying on any business in respect of which non-capital losses were incurred;

(B)       acquired or had the use of any property from a person with whom it was not dealing at arm's length;

(C)       disposed of anything to a person with whom it was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(D)       paid any dividends or made any distributions to its shareholders with respect to any of its shares or other ownership interests herein; nor does it have any plans to do any of the foregoing in the future.

Survival

4.3                   For greater certainty, the representations and warranties of UEC and Concentric contained herein shall survive the execution and delivery of this Agreement and, notwithstanding the completion of the Merger, continue in full force and effect for the benefit of Concentric and UEC, respectively, for a period of two years from Closing. Any investigation by a Party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other Party to this Agreement.

PART 5
COVENANTS

Covenants of Concentric

5.1                   During the Pre-Effective Date Period Concentric will, subject to the fact that a transaction involving its Business is contemplated hereby, continue to carry on the Business of Concentric in a manner consistent with prior practice, working to preserve the attendant goodwill and good standing of such entities and their Assets and to contribute to retention of that goodwill to and after the Execution Date. The following provisions of this Part 5 are intended to be in furtherance of this general commitment.

5.2                   Commencing immediately, and for the duration of this Agreement, Concentric covenants that it will not, nor will it permit its directors, officers, employees, agents, affiliates, associates or any of its employees, officers or directors to solicit, discuss, encourage, procure, negotiate or accept any offers to finance or purchase Concentric, or any component thereof to form any type of business combination and including, without limiting the generality of the foregoing, a merger, amalgamation, share exchange, takeover, joint venture or pooling of interests. Notwithstanding the foregoing or anything to the contrary in this Agreement, if prior to the approval of this Agreement by the stockholders of Concentric the Board of Directors of Concentric determines, in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of Concentric under applicable Nevada law, Concentric may, in response to an unsolicited Takeover Proposal of the sort referred to in Section 5.2(b) that the Board of Directors of Concentric determines, in good faith, does or is reasonably likely to involve consideration to the stockholders of Concentric that is superior to the consideration provided for in the Merger, (i) furnish information with respect to Concentric pursuant to a customary confidentiality agreement to any Person making such proposal and (ii) participate in negotiations regarding such proposal.

(a)       Neither the Board of Directors of Concentric nor any committee thereof shall: (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger; (ii) approve or recommend, or propose to approve or recommend, any transaction described in the first sentence of Section 5.2; or (iii) cancel or fail to call or hold the Concentric Meeting or remove this Agreement and the Merger from consideration at such meeting prior to completion of the vote of the stockholders of Concentric on this Agreement and the Merger; except in each such case (A) in connection with an unsolicited Takeover Proposal that the Board of Directors of Concentric determines in good faith constitutes a Superior Proposal and (B) if the Board of Directors of Concentric determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary duties to the stockholders of Concentric under applicable Nevada law.

(b)       As used in this Agreement: "Superior Proposal" means a bona fide unsolicited "Alternative Transaction" (as defined below) for Concentric that: (i) is not conditional on obtaining financing; and (ii) in respect of which the Board of Directors of Concentric have determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, its financial, legal and other advisors that such Alternative Transaction would, if consummated in accordance with its terms, reasonably likely result in a transaction more favourable to Concentric's shareholders from a financial point of view than the proposed transaction with UEC. The term "Alternative Transaction" means any of the following transactions between Concentric or any of its affiliates and any person other than UEC: (i) the acquisition or purchase of any capital stock or other voting security, any security convertible into or exercisable or exchangeable for any capital stock or other voting security of Concentric or any subsidiary of Concentric or all or a substantial portion of the assets of Concentric or any subsidiary of Concentric; (ii) a merger, recapitalization, reorganization, joint venture or other business combination involving Concentric or any subsidiary of Concentric; or (iii) any other extraordinary business transaction involving or otherwise relating to Concentric or any subsidiary of Concentric.

(c)       Should the Merger fail to complete due to any breach by Concentric of Section 5.2 or as a result of Concentric's acceptance (in any manner) of a Superior Proposal, Concentric shall pay to UEC a break fee of U.S. $3,000,000.00 within two business days of any such event (the "Break-fee"). In this regard the Parties acknowledge and agree that, in consideration of each of (i) the substantive time, effort and expense being expended by UEC to both complete the within Merger and reorganize and secure the Business interests of Concentric consequent thereon, (ii) the requirement of UEC, as a condition precedent to the completion of the Merger, to negotiate and conclude the acquisition from Global Uranium Corp. of its contractual interests in the Mineral Assets, (iii) the prior loan by UEC to Concentric of U.S. $300,000 and the risk associated with the same prior to the execution and completion of this Agreement and the Merger and (iv) the numerous creditors of Concentric which UEC has had cause to negotiate with prior to the execution of this Agreement, the Break-fee is fair and reasonable from a financial point of view and that the Board of Directors of Concentric has received appropriate financial and legal advice advising them of the same.

5.3                   Concentric covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of UEC to any deviation therefrom, which consent may be withheld by UEC in its sole discretion; or (ii) with respect to any matter contemplated by this Agreement or the Merger, Concentric will:

(a)       carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(b)       except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(c)       not split, combine or reclassify any of the outstanding shares of Concentric nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Concentric;

(d)       not amend the articles of incorporation or by-laws of Concentric;

(e)       not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;

(f)       not reorganize, amalgamate or merge Concentric with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition;

(g)       not sell, pledge, encumber, lease or otherwise dispose of any material Assets;

(h)       not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities nor shall Concentric increase the level of any current indebtedness owed by it;

(i)       use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Concentric with respect to the transactions contemplated hereby and by the Merger;

(j)       not:

(i)       other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(ii)      other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(k)       not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(i)       satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in Section 5.3(k)(i) of the Concentric Disclosure Schedule, which are, individually or in the aggregate, material;

(ii)      grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(iii)     enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

(l)       not settle or compromise any claim brought by any present, former or purported Concentric Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(m)       except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on Concentric;

(n)       incur or commit to capital expenditures prior to the Effective Date only in the ordinary course consistent with past practice and not, in any event, exceeding U.S. $10,000.00, individually or in the aggregate (other than its agreements with its legal counsel and, if applicable, its fairness opinion consultants);

(o)       not make any changes to existing accounting practices relating to Concentric except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice;

(p)       promptly advise UEC orally and, if then requested, in writing:

(i)       of any event occurring subsequent to the Execution Date of this Agreement that would render any representation or warranty of Concentric contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(ii)      of any Material Adverse Change in respect of Concentric; and

(iii)     of any material breach by Concentric of any covenant or agreement contained in this Agreement; and

(q)       Concentric shall perform all obligations required or desirable to be performed by Concentric under this Agreement, co-operate with UEC in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Concentric shall:

(i)       use commercially reasonable efforts to obtain the approval of Concentric Shareholders to the Merger, subject, however, to the exercise by the Board of Directors of Concentric of its fiduciary duties as provided herein;

(ii)      cooperate with UEC in order to facilitate the due diligence investigations conducted by UEC with respect to the Merger and the transactions contemplated herein;

(iii)     apply for and use commercially reasonable efforts to obtain any necessary Regulatory Approvals relating to Concentric and, in doing so, to keep UEC reasonably informed as to the status of the proceedings related to obtaining any necessary Regulatory Approvals and including, without limitation, providing UEC with copies of all related applications and notifications, in draft form, in order for UEC to provide its reasonable comments;

(iv)      defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(v)       use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Concentric which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

(vi)      effect all necessary registrations, filings and submissions of information required by Governmental Entities from Concentric;

(vii)     use commercially reasonable efforts to ensure that all required Lock-Up Agreements are executed with such Concentric Shareholders who hold not less than 50.1% of all Concentric Shares on an non-fully diluted basis as soon as reasonably practicable after the Execution Date;

(viii)    use commercially reasonable efforts to ensure that a satisfactory Kettell Arrangement is arrived at as soon as reasonably practicable after the Execution Date; and

(ix)      use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Concentric from other parties to loan agreements, leases or other contracts including Material Contracts.

Covenants of UEC

5.4                   UEC hereby covenants and agrees:

(a)       to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with Concentric in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)       use commercially reasonable efforts to have the Registration Statement filed with the Commission and declared effective;

(ii)      cooperate with Concentric in order to facilitate the due diligence investigations conducted by Concentric with respect to the Merger and the transactions contemplated herein;

(iii)     defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)      apply for and use commercially reasonable efforts to obtain all necessary Regulatory Approvals relating to UEC and, in doing so, to keep Concentric reasonably informed as to the status of the material proceedings related to obtaining any necessary Regulatory Approvals and including, without limitation, providing Concentric with copies of all related applications and notifications, in draft form, in order for Concentric to provide its reasonable comments;

(v)       effect all necessary registrations, filings and submissions of information required by Governmental Entities from UEC; and

(vi)      cause UEC to reserve a sufficient number of UEC Shares for issuance in connection with the Merger upon the completion of the Merger;

(b)       use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on UEC with respect to the transactions contemplated hereby and by the Merger;

(c)       until the Effective Date or the earlier termination of this Agreement in accordance with Part 7, except (i) with the consent of Concentric to any deviation therefrom, which shall not be unreasonably withheld, or (ii) with respect to any matter otherwise provided for by this Agreement or the Merger, UEC will:

(i)       carry on its Business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such Business, use all reasonable efforts to preserve intact its present Business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and Business shall be maintained;

(ii)      except as set out in this Agreement, not commence to undertake a substantial expansion of its Business or an expansion that is out of the ordinary and regular course of Business consistent with prior practice in light of current market and economic conditions;

(iii)     not split, combine or reclassify any of its outstanding shares nor declare, set aside or pay any dividends on or make any other distributions on or in respect of its outstanding shares;

(iv)      not amend its articles of incorporation or bylaws, as applicable;

(v)       not reorganize, amalgamate or merge UEC with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis;

(vi)      not sell, pledge, encumber, lease or otherwise dispose of any material Assets;

(vii)     not:

(A)       other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

(B)       other than in the usual, ordinary and regular course of Business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

(viii)    not, except in the usual, ordinary and regular course of Business and consistent with past practice:

(A)       satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved in the UEC Financial Statements, which are, individually or in the aggregate, material; or

(B)       grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material;

(ix)      not settle or compromise any claim brought by any present, former or purported UEC Shareholder in connection with the transactions contemplated by this Agreement or the Merger prior to the Effective Date;

(x)       except in the usual, ordinary and regular course of Business and consistent with past practice or as required by applicable Laws, not enter into or modify in any material respect any contract, agreement, commitment or arrangement, including Material Contracts, which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts which would have a Material Adverse Effect on UEC;

(xi)     promptly advise Concentric orally and, if then requested, in writing:

(A)       of any event occurring subsequent to the Execution Date that would render any representation or warranty of UEC contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)       of any Material Adverse Change in respect of UEC; and

(C)       of any material breach by UEC of any covenant or agreement contained in this Agreement; and

(xii)     use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on UEC with respect to the transactions contemplated hereby and by the Merger,

(d)       use commercially reasonable efforts to ensure that a satisfactory Kettell Arrangement is arrived at as soon as reasonably practicable after the Execution Date;

(e)       that, on the Execution Date, UEC will have the requisite corporate power and authority to perform its obligations hereunder; and

(f)       subject to the conditions set out herein and the Plan of Merger, to issue on the Effective Date such UEC Shares and UEC Exchange Warrants as are necessary to effect the Merger.

Mutual Covenants

5.5

(a)       Subject to applicable Laws, upon reasonable notice, each of UEC and Concentric shall afford the other Party's officers, employees, counsel, accountants and other authorized representatives and advisors (collectively, the "Representatives") access, during normal business hours from the Execution Date and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, UEC and Concentric shall furnish promptly to the other Party all information concerning that Party's business, properties and personnel as the other may reasonably request. Nothing in the foregoing shall require a Party to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where a Party is in direct competition with the other.

(b)       Each of UEC and Concentric acknowledges that certain information provided to it under Section 5.5(a) above will be non-public and/or proprietary in nature (the "Information"). Except as permitted below, each of UEC and Concentric will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of UEC and Concentric will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of UEC and Concentric who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that:

(i)       are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives;

(ii)      become available to a Party on a non-confidential basis from a source other than, directly or indirectly, the other Party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation;

(iii)     were known to a Party or were in its possession prior to being disclosed to it by the other Party or by someone on its behalf; or

(iv)      are required by applicable Laws or court order to be disclosed.

(c)       The Parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of preparing submissions or applications in order to obtain any necessary regulatory approvals.

(d)       The provisions of this Section 5.5 shall survive the termination of this Agreement.

Closing Matters

5.6                   In addition to the requirements of Part 8, UEC and Concentric shall deliver, at the Closing, such customary certificates, opinions and other closing documents as may be required by the other Party hereto, acting reasonably, to give effect to this Agreement and the transactions contemplated hereunder.

Indemnification of Concentric Directors and Officers

5.7

(a)       UEC agrees that all rights to indemnification by Concentric now existing in favor of each person who is now, or has been at any time prior to the Execution Date or who becomes prior to the Effective Time an officer or director of Concentric (each an "Indemnified Party") as provided in Concentric's articles of incorporation or bylaws, in each case as in effect on the Execution Date, or pursuant to any other agreements in effect on the Execution Date, copies of which have been provided to UEC, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect for at least six years from the Effective Time. From and after the Effective Time, UEC shall be liable to pay and perform in a timely manner such indemnification obligations. UEC agrees that any claims for indemnification hereunder as to which it has received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled prior to such anniversary. Concentric hereby represents and warrants to UEC that, to its knowledge after due inquiry, there are no claims made, pending or threatened against an Indemnified Party arising in whole or in part out of actions or omissions in his or her capacity as an officer or director of Concentric.

(b)       UEC (the "Indemnifying Party") shall defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, provided that nothing herein shall impair any rights of any Indemnified Party. Promptly after receipt by an Indemnified Party under this Section 5.7 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 5.7, notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 5.7 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party.

(c)       UEC shall maintain officers' and directors' liability insurance policies covering the Indemnified Parties for a period of not less than five years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time.

(d)       The obligations of UEC under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(e)       If UEC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and Assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of UEC shall assume the obligations set forth in this Section 5.7.

PART 6
CONDITIONS

Mutual Conditions Precedent

6.1                   The respective obligations of the Parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, or earlier date where specified, of the following conditions precedent, each of which may only be waived in full or in part by the mutual consent of UEC and Concentric (and only to the extent such waiver is permitted by applicable Law):

(a)       the Board of Directors of UEC will have determined that the Merger is fair to the UEC Shareholders and is in the best interests of UEC;

(b)       The Board of Directors of Concentric will have:

(i)       determined that the Merger is fair to the Concentric Shareholders and is in the best interests of Concentric;

(ii)      to the extent required by law or if determined by UEC and Concentric to be appropriate in the circumstances, received a fairness opinion prepared for Concentric to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the Execution Date, the Merger is fair from a financial point of view to holders of Concentric Shares; and

(iii)     determined to recommend that the Concentric Shareholders vote in favor of the Merger;

(c)       the Merger shall have been approved at the Concentric Meeting by more than 50% of the votes cast by the Concentric Shareholders represented in person or by proxy at the Concentric Meeting which actually vote in favor or against the Concentric Merger Resolutions;

(d)       each of UEC and Concentric shall have completed their due diligence inspection conducted in conjunction with the Merger and the transactions contemplated herein to the satisfaction of UEC and Concentric, respectively;

(e)       there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding, of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with any Regulatory Approvals which have been obtained;

(f)       all consents, waivers, permits, orders and approvals of any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit the consummation of the Merger, the failure of which to obtain or the non-expiry of which would constitute a criminal offence, or would have a Material Adverse Effect on UEC or Concentric, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on UEC and/or Concentric;

(g)       save and except for that certain and existing Involuntary Bankruptcy Petition, there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success;

(i)       seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from UEC or Concentric any damages that are material in relation to Concentric taken as a whole;

(ii)      seeking to prohibit or materially limit the ownership or operation by UEC of any material portion of the Business or Assets of Concentric or to compel UEC to dispose of or hold separate any material portion of the Business or Assets of Concentric, as a result of the Merger;

(iii)     seeking to prohibit UEC from effectively controlling in any material respect the Business or operations of Concentric; or

(iv)      there is in effect any other circumstance which is reasonably likely to have a Material Adverse Effect on UEC or Concentric or the Surviving Corporation;

(h)       all necessary Regulatory Approvals shall have been obtained; and

(i)       neither Party shall have given notice to the other within 30 days of the Execution Date terminating this Agreement based on the results of the due diligence investigation conducted by the Party giving notice. It is the Parties' intention that each Party shall have a due diligence investigation period, expiring 30 days from the Execution Date, in order to conduct such due diligence investigations as the Parties deem necessary to determine the feasibility, economic or otherwise, of the transactions contemplated in this Agreement. Either Party may terminate this Agreement at any time within such 30 day period by delivery to the other of written notice of termination of this Agreement. Upon such termination, this Agreement shall be of no further force and effect. Either Party may waive the due diligence period in writing at its option.

Additional Conditions Precedent to the Obligations of UEC

6.2                   The obligations of UEC to complete the transactions contemplated by this Agreement shall be subject to the fulfilment of each of the following conditions precedent (each of which is for UEC's exclusive benefit and may only be waived on behalf of UEC in full or in part by UEC):

(a)       all covenants of Concentric under this Agreement to be performed on or before the Effective Date shall have been duly performed by Concentric in all material respects;

(b)       the number of holders of Concentric Shares exercising their Concentric Dissent Rights shall not exceed 5% of the total issued and outstanding Concentric Shares;

(c)       the representations and warranties of Concentric under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and UEC shall have received an officer's certificate of Concentric addressed to UEC and dated the Effective Date, signed on behalf of Concentric by one senior executive officer of Concentric, confirming the same as at the Effective Date;

(d)       between the Execution Date and the Effective Date there shall not have occurred a Material Adverse Change to Concentric;

(e)       all necessary corporate action shall have been taken by Concentric to permit the consummation of the Merger;

(f)       all necessary corporate action shall have been taken by Concentric to permit the consummation of the Merger;

(g)       UEC shall be satisfied, in its sole and absolute discretion, that it is in a position to fully complete on and close its existing Global Acquisition Agreement with Global to acquire Global's Rights under the Underlying Option Agreement contemporaneously with the completion of the within Merger; and

(h)       all deliveries under Part 8 shall have been made as required of Concentric.

6.3                   UEC may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by UEC with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by UEC in complying with its obligations hereunder.

Additional Conditions Precedent to the Obligations of Concentric

6.4                   The obligations of Concentric to complete the transactions contemplated by this Agreement shall be subject to the following conditions precedent (each of which is for the exclusive benefit of Concentric and may be waived in full or in part by Concentric):

(a)       all covenants of UEC under this Agreement to be performed on or before the Effective Date shall have been duly performed by UEC in all material respects;

(b)       all representations and warranties of UEC under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Concentric shall have received a certificate of UEC addressed to Concentric and dated the Effective Date, signed on behalf of UEC by one senior executive officer of UEC, confirming the same as at the Effective Date;

(c)       there shall not have occurred a Material Adverse Change to UEC in the Pre-Effective Date Period;

(d)       all other necessary corporate action shall have been taken by UEC to permit the consummation of the Merger and the issue of UEC Shares and UEC Exchange Warrants pursuant to the Merger;

(e)       the Board of Directors of UEC shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by UEC to permit the consummation of the Merger;

(f)       Concentric shall have received a satisfactory legal opinion from UEC's Lawyers as described in Section 8.2(b); and

(g)       all deliveries under Part 8 have been made as required of UEC.

6.5                   Concentric may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Concentric with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Concentric in complying with its obligations hereunder.

Notice and Cure Provisions

6.6                   UEC and Concentric will give prompt notice to the other of the occurrence, or failure to occur, at any time from the Execution Date until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)       cause any of the representations or warranties of the other Party contained herein to be untrue or inaccurate in any material respect on the Execution Date or on the Effective Date; or

(b)       result in the failure in any material respect to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

6.7                   Neither UEC nor Concentric may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Section 6.1, Section 6.2 and Section 6.4 on their respective parts to be fulfilled, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Merger, UEC or Concentric, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which UEC or Concentric, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that UEC or Concentric, as the case may be, is proceeding diligently to cure such matter, if such matter is capable of being cured, the other Party may not terminate this Agreement as a result thereof until the expiration of a period of 30 days from such notice. If such notice has been delivered to Concentric prior to the date of the Concentric Meeting, the Concentric Meeting shall be adjourned until the expiry of such period. If such notice has been delivered prior to the filing of the Articles of Merger, such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

Satisfaction of Conditions

6.8                   The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.4 shall be conclusively deemed to have been satisfied, waived or released when, with the consent of UEC and Concentric, the Articles of Merger are filed with the Secretary of State of the State of Nevada.

PART 7
AMENDMENT AND TERMINATION

Amendment

7.1                   This Agreement may, at any time and from time to time before or after the holding of the Concentric Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto, and any such amendment may, without limitation:

(a)       change the time for performance of any of the obligations or acts of the Parties;

(b)       waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

(c)       waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)       waive compliance with or modify any conditions precedent herein contained;

provided, however, that any such change, waiver or modification does not invalidate the approval of the Concentric Shareholders of the Merger.

Mutual Understanding Regarding Amendments

7.2                   The Parties agree that if UEC or Concentric, as the case may be, proposes any amendment or amendments to this Agreement or to the Merger, the other will act reasonably in considering such amendment, and if the other (and in the case of Concentric, its shareholders) is not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with UEC or Concentric, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the Concentric Shareholders and the UEC Shareholders, as applicable.

Termination

7.3

(a)       If any condition contained in Section 6.1 or Section 6.2 is not satisfied at or before the Termination Date to the satisfaction of UEC, then UEC may by notice to Concentric terminate this Agreement and the obligations of the Parties hereunder, except as otherwise herein provided, without detracting from the rights of UEC arising from any breach by Concentric of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach.

(b)       If any condition contained in Section 6.1 and Section 6.4 is not satisfied at or before the Termination Date to the satisfaction of Concentric, then Concentric may by notice to UEC terminate this Agreement and the obligations of the Parties hereunder, except as otherwise herein provided, without detracting from the rights of Concentric arising from any breach by UEC of a covenant or representation made by it herein, which condition would have been satisfied, but for such a breach.

(c)       The Board of Directors of Concentric may by notice to UEC terminate this Agreement if the Board of Directors of Concentric has (i) withdrawn, or modified or changed in a manner adverse to UEC its approval or recommendation of this Agreement or the Merger in order to approve and permit Concentric to execute a definitive agreement relating to a Superior Proposal, and (ii) determined in good faith, after consultation with outside legal counsel to Concentric, that the failure to take such action as set forth in the preceding clause (i) would result in a breach of the Board of Directors' fiduciary duties under applicable Nevada law, notwithstanding all terms and conditions which may be offered by UEC in negotiations entered into pursuant to the following proviso to this clause (ii); provided, however, that the Board of Directors shall not take any such action in connection with a Superior Proposal until Concentric shall have given UEC such reasonable notice of all material terms and conditions of the Superior Proposal as may be possible taking into account the terms of the Superior Proposal, and Concentric shall have, and shall have caused its respective financial and legal advisors to, negotiate in good faith with UEC to make such adjustments in the terms and conditions of this Agreement as would enable Concentric to proceed with the transactions contemplated herein on such adjusted terms.

(d)       This Agreement may:

(i)       be terminated by the mutual agreement of UEC and Concentric (without further action on the part of the Concentric Shareholders) anytime prior to the filing of the Articles of Merger;

(ii)      be terminated by either UEC or Concentric if there shall be passed any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any injunction, order or decree enjoining UEC or Concentric from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

(iii)     be terminated by UEC if:

(A)       the Board of Directors of Concentric shall have failed to recommend or withdrawn or modified or changed in a manner adverse to UEC its approval or recommendation of this Agreement or the Merger, or

(B)       this Merger is not, prior to 21 days prior to the Termination Date, submitted for the approval of the Concentric Shareholders' at the Concentric Meeting; and

(iv)      be terminated by Concentric if the Board of Directors of UEC shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Concentric its approval or recommendation of this Agreement or the Merger.

(e)       If the Effective Date does not occur on or prior to the Termination Date, then this Agreement shall automatically terminate unless extended by mutual agreement.

(f)       If this Agreement is terminated in accordance with any of the foregoing provisions of this Section 7.3(f), no Party shall have any further liability to perform its obligations hereunder except as otherwise contemplated hereby, and provided that neither the termination of this Agreement nor anything contained in this Section 7.3(f) shall relieve either Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

Remedies

7.4                   The Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by either Party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by either Party, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each Party.

PART 8
CLOSING

Closing

8.1                   Closing shall take place at the offices of UEC's Lawyers at 10:00 a.m. on a date to be mutually agreed upon by the Parties hereto, which shall not be later than August 31, 2011 unless mutually agreed to by the Parties hereto in writing (the "Effective Date").

Deliveries

8.2                   Prior to the Effective Date the Parties shall deliver the following documents to UEC's Lawyers which shall be held in escrow until the Parties are satisfied that all documents required to be delivered hereunder have been delivered accordingly:

(a)       Concentric shall deliver or cause to be delivered for the release, subject to Section 8.3, to UEC:

(i)       executed copies of all Ancillary Agreements, if any;

(ii)      a duly executed certificate by a senior executive officer of Concentric dated as at the Effective Date to the effect that the representations and warranties of Concentric contained in this Agreement are true and correct in all material respects and that the covenants and agreements of Concentric to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iii)     a certified copy of a resolution of the directors of Concentric duly passed, with a certification that it has not been rescinded and continues in effect, approving this Agreement, such resolution and the Merger and all matters thereunder;

(iv)      a certified copy of the Concentric Merger Resolutions;

(v)       any necessary waivers, consents and approvals from other parties with respect to Material Contracts should UEC determine that any are needed notwithstanding Concentric's representations to the contrary herein;

(vi)      duly executed Articles of Merger; and

(vii)     the favorable legal opinion of Concentric's Lawyers, in form reasonably satisfactory to UEC's Lawyers, including:

(A)       the due authorization, execution and delivery by Concentric of this Agreement and the agreements required to be executed by Concentric pursuant thereto and that each of such agreements is a legal, valid and binding obligation of Concentric in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles and that the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought;

(B)       as to the due incorporation, organization, and good standing with respect to the filing of annual returns of Concentric; and

(C)       as to the corporate power and capacity of Concentric to own the Assets owned by it and to conduct the Business conducted by it;

(b)       UEC shall deliver or cause to be delivered for the release, subject to Section 8.3, to Concentric:

(i)       a certified copy of the UEC Merger Resolutions;

(ii)      a treasury direction addressed to the Transfer Agent directing the issuance to the former Concentric Shareholders the number of UEC Shares determined in accordance with the terms of this Agreement; provided, however, that each certificate representing any Concentric Shares, until surrendered to the Transfer Agent in exchange for a certificate representing the appropriate number of UEC Shares, shall be deemed after the Effective Time to represent the holder's right and entitlement to be recognized as the holder of record of the number of UEC Shares determined by the Exchange Ratio in accordance with this Agreement;

(iii)     a duly executed certificate of one senior executive officer of UEC dated as at the Effective Date to the effect that the representations and warranties of UEC contained in this Agreement are true and correct in all material respects and that the covenants and agreements of UEC to be performed on or before the Effective Date pursuant to the terms of this Agreement have been duly performed in all material respects;

(iv)      a certified copy of a resolution of the directors of UEC duly passed, with a certification that such resolution has not been rescinded and continues in effect, authorizing the execution, delivery and implementation of this Agreement and of all transactions contemplated hereby and of all documents to be delivered by UEC pursuant hereto; and

(v)       a favorable legal opinion of UEC's Lawyers, in form reasonably satisfactory to Concentric's Lawyer, including:

(A)       UEC has the corporate power and capacity to execute and deliver this Agreement and complete the transactions contemplated hereby, that all corporate proceedings have been taken to complete the Merger under this Agreement, and that this Agreement and each of the other agreements required hereunder has been duly and validly authorized, executed and delivered by UEC and each such agreement is a legal, valid and binding obligation of UEC in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors generally, the effect of equitable principles, and the availability of equitable remedies is subject to the discretion of the court before which any proceedings therefor may be brought,

(B)       the incorporation, organization and good standing in respect of the filing of annual returns of UEC,

(C)       the due and valid issue of the UEC Shares to Concentric security holders receiving such securities; and

(vi)       duly executed Articles of Merger.

8.3                   Upon the Parties being satisfied that all the required deliveries have been made according to Section 8.2, the documents delivered hereunder shall be released to UEC's Lawyers, for the purpose of making the filings with Governmental Entities required for the Closing to complete the Merger, and thereafter the documents will be released to the respective Parties.

PART 9
GENERAL

Notices

9.1                   Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

Change of address

9.2                   Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Assignment

9.3                   No Party hereto may assign its rights or obligations under this Agreement or the Merger.

Binding Effect

9.4                   This Agreement and the Merger shall be binding upon and shall enure to the benefit of the Parties and their respective successors and no third party shall have any rights hereunder.

Waiver and Modification

9.5                   UEC and Concentric may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Party hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

No Personal Liability

9.6

(a)       No director or officer of UEC shall have any personal liability whatsoever to Concentric under this Agreement, or any other document delivered in connection with this Agreement on behalf of UEC; and

(b)       No director or officer of Concentric shall have any personal liability whatsoever to UEC under this Agreement, or any other document delivered in connection with this Agreement on behalf of Concentric.

Further Assurances

9.7                   Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Expenses

9.8

(a)       Each Party shall otherwise be responsible for its costs in connection with the Merger; provided, however, that in the event of a successful Merger, then UEC shall be responsible for all costs of the Merger. Provided, however, that UEC may allocate expenses between UEC and Concentric after the Merger, as it determines appropriate in its sole discretion. In the event either Party terminates the Merger before it is concluded, each Party will be responsible for its own costs.

(b)       Concentric represents and warrants to UEC that no broker, finder or investment banker, is or will be entitled to any brokerage, finder's or other fee or commission from Concentric in connection with the transactions contemplated hereby or by the Merger.

(c)       UEC represents and warrants to Concentric that no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from UEC in connection with the transactions contemplated hereby or by the Merger.

Consultation

9.9                   UEC and Concentric agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Merger, and to use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each Party shall use commercially reasonable efforts to enable the other Party to review and comment on all such news releases prior to the release thereof. UEC and Concentric also agree to consult with each other in preparing and making any filings and communications in connection with any required regulatory approvals.

Governing Laws

9.10                 This Agreement, other than with respect to Part 2, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia in respect of all matters, other than with respect to Part 2, arising under or in relation to this Agreement. Part 2 of this Agreement shall be governed by the laws of the State of Nevada and the Parties shall attorn to the jurisdiction of the courts of the State of Nevada in respect thereto, regardless of the laws that might otherwise govern under applicable conflicts of law thereof, and issues involving the corporate governance of either Party hereto shall be governed by the laws of Nevada.

Time of Essence

9.11                 Time shall be of the essence in this Agreement.

Counterparts

9.12                 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                       IN WITNESS WHEREOF each of the Parties has set their respective hands and seals in the presence of their duly authorized signatories as of the Execution Date determined hereinabove.

The COMMON SEAL of Uranium Energy Corp. was hereunto affixed in the presence of: /s/ Mark Katsumata Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

The COMMON SEAL of Concentric Energy Corp. was hereunto affixed in the presence of: /s/ Ralph Kettell Authorized Signatory	) ) ) ) ) ) ) )	(C/S)

__________

Schedule A

                       This is Schedule A to that certain Merger Agreement & Plan of Merger respecting Uranium Energy Corp. and Concentric Energy Corp.

Concentric Merger Resolutions

"WHEREAS:

  Concentric Energy Corp. (the "Company") has entered into a merger agreement and plan of merger dated May 5, 2011 (the "Agreement and Plan of Merger") with Uranium Energy Corp. ("UEC"), whereby the Company will merge with a wholly-owned subsidiary of UEC ("Subco"); and

  Pursuant to the Agreement and Plan of Merger, Subco will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of the Company in consideration for the issuance of shares of the common stock of UEC, and of stock options and common stock purchase warrants of UEC, on the terms and subject to the conditions of the Agreement and Plan of Merger.

  RESOLVED THAT:

    The merger of the Company with and into Subco on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

    The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

    Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of the Company in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of the Company, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger."

__________

Schedule B

                       This is Schedule B to that certain Merger Agreement & Plan of Merger respecting Uranium Energy Corp. and Concentric Energy Corp.

UEC Merger Resolutions

"WHEREAS:

  Uranium Energy Corp. (the "Company") has entered into a merger agreement and plan of merger dated May 5, 2011 (the "Agreement and Plan of Merger") with Concentric Energy Corp. ("Concentric"), whereby Concentric will merge with a wholly-owned subsidiary of the Company ("Subco"); and

  Pursuant to the Agreement and Plan of Merger, Subco will acquire all of the issued and outstanding shares, stock options and common stock purchase warrants of Concentric in consideration for the issuance of shares of the common stock of the Company, and of stock options and common stock purchase warrants of the Company, on the terms and subject to the conditions of the Agreement and Plan of Merger.

  RESOLVED THAT:

    The merger of Concentric with and into Subco on the terms and subject to the conditions of the Agreement and Plan of Merger is hereby approved and recommended to the stockholders of the Company;

    The execution of the Agreement and Plan of Merger by the Company is hereby ratified and approved; and

    Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to call a meeting of the stockholders of Subco in order to solicit the approval of the Agreement and Plan of Merger from the stockholders of Subco, and to further execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, all such other documents, agreements, amendments to agreements, and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement, amendment to an agreement, or instrument or the doing of any such act or thing, including but not limited to amendments to the Agreement and Plan of Merger."

__________

__________

CONCENTRIC DISCLOSURE SCHEDULE

Pursuant to

MERGER AGREEMENT & PLAN OF MERGER

From:

CONCENTRIC ENERGY CORP.

To:

URANIUM ENERGY CORP.

Uranium Energy Corp.
500 North Shoreline, Ste. 800N, Corpus Christi, Texas, U.S.A., 78401

__________

Disclosure Schedule of Concentric Energy Corp.

          This disclosure schedule (the "Concentric Disclosure Schedule") has been prepared and delivered by Concentric Energy Corp. ("Concentric"), in accordance with the Merger Agreement & Plan of Merger dated as of May 5, 2011 (the "Merger Agreement") between Uranium Energy Corp. ("UEC") and Concentric.

          Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. The headings contained in the Concentric Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the Merger Agreement or information contained in the Concentric Disclosure Schedule. References to Sections, Subsections and Schedules in the headings of the Concentric Disclosure Schedule correspond to the Sections, Subsections and Schedules of the Merger Agreement and the disclosure contained herein modifies only the specific covenants, representations, warranties contained in the corresponding Sections, Subsections and Schedules of the Merger Agreement and not in any other covenant, representation or warranty. Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

          The Concentric Disclosure Schedule is qualified in its entirety by reference to the Merger Agreement and is not intended to constitute, and shall not be construed as constituting, separate or additional representations or warranties of Concentric, except as and to the extent expressly provided in the Merger Agreement.

          Concentric does not take any responsibility for any opinion which may have been expressed by any third person or any forecast or projection in any such information or document unless any such opinion, forecast or projection is expressly warranted in the Merger Agreement.

          Items disclosed on one section of the Concentric Disclosure Schedule are deemed disclosed on other sections of the Concentric Disclosure Schedule, but only to the extent such item or its contents could be reasonably understood to apply to the information called for by such other section of the Merger Agreement or section of the Concentric Disclosure Schedule.

          Unless the context otherwise requires, any reference to "Concentric," "our company," "we," "us," or "our" refers to Concentric Energy Corp., a Nevada corporation, together with its wholly-owned subsidiary, Anderson Mining Company, an Arizona corporation, which is referred to as "Anderson Mining."

Dated as of May 5, 2011.

__________

PART 10Section 4.1(b)(i) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following represents all outstanding Concentric Warrants:

Outstanding Warrants

Warrant Holder	No. of Concentric Shares Under Warrant	Exercise Price Per Warrant	Expiry Date
Armond Balsano & Dickey L. Balsano JTWROS	24,952	3.86	29/05/12
	13,187	5.07	29/05/12
AWM Holding LLC	30,267	3.86	29/05/12
	222,224	1.00	31/12/12
Blue Sky	210,000	1.00	31/12/12
Blue Sky Securities Ltd	413	3.86	29/05/12
Daniel Harper Meek	59	3.86	29/05/12
	30,000	1.00	31/12/12
David Holbrooke	120,000	1.00	31/12/12
David R. Holbrooke	236	3.86	29/05/12
Ed Huskinson	15,000	7.00	07/03/12
Gail Flynn	30	3.86	29/05/12
	15,000	1.00	31/12/12
Gordon Holmes	37,428	3.86	29/05/12
	19,780	5.07	29/05/12
Herbert Arnold Duke	127	3.86	29/05/12
	12	5.07	29/05/12
	79,024	1.00	31/12/12
Hugh Cohen	10,008	1.00	31/12/12
IRA FBO J. Wayne Hill, Pershing LLC Custodian	59	3.86	29/05/12
J Wayne Hill, IRA	30,000	1.00	31/12/12
Jack Campbell	11,860	3.25	27/12/11
Jacqualine Varone	4,500	3.25	27/12/11
James R. Echols	12,476	3.86	29/05/12
	6,593	5.07	29/05/12
Jason Lagomarsino	660	2.63	29/05/12
	670	3.86	29/05/12
	353	5.07	29/05/12
Joe Wolfe	3,729	2.63	29/05/12

Warrant Holder	No. of Concentric Shares Under Warrant	Exercise Price Per Warrant	Expiry Date
	3,784	3.86	29/05/12
	2,000	5.07	29/05/12
John Averett	83,948	3.86	29/05/12
	44,366	5.07	29/05/12
John Cella	3,955	2.63	29/05/12
John O'Shea	34,589	2.63	29/05/12
	11,284	3.86	29/05/12
	238,142	1.00	31/12/12
John P. O'Shea	25,588	7.00	15/07/12
John T. & Peggy M. Cella JTWROS	45,599	3.86	29/05/12
	24,099	5.07	29/05/12
Jonathan B. Dangar	6,238	3.86	29/05/12
	3,297	5.07	29/05/12
Josh Greenspan	16,500	7.00	02/07/12
Judith Phillips	6,238	3.86	29/05/12
	3,297	5.07	29/05/12
Karen King	5,000	3.00	03/08/11
	2,500	3.25	27/12/11
Laura Kettell	26,267	1.00	31/12/12
Laura Stein	3,500	7.00	02/07/12
	25,000	4.50	16/07/12
Lynn Oates	24,610	1.00	31/12/12
Marika Tonay	1,470	7.00	15/07/12
Mere Lane Investment Fund	40,000	1.00	31/12/12
Mere Lane Investment Fund LP	12,566	3.86	29/05/12
Michael & Lyn Harvey JTWROS	12,476	3.86	29/05/12
	6,593	5.07	29/05/12
Michael Strauss	3,814	2.63	29/05/12
	3,870	3.86	29/05/12
	2,045	5.07	29/05/12
Nicholas Hammond	236	3.86	29/05/12
	120,000	1.00	31/12/12
Ralph Kettell	124,567	1.00	31/12/12
	79,744	1.00	22/04/13
Richard J. Price	28,986	7.00	15/07/12
Richard Louise	11,083	2.63	29/05/12
	13,803	3.86	29/05/12

Warrant Holder	No. of Concentric Shares Under Warrant	Exercise Price Per Warrant	Expiry Date
	3,280	5.07	29/05/12
	2,756	7.00	15/07/12
	15,000	1.00	31/12/12
Richard M. & Eleanor C. Trevison JTWROS	12,476	3.86	29/05/12
	6,593	5.07	29/05/12
Richard Price	14,353	2.63	29/05/12
	69	3.86	29/05/12
	35,024	1.00	31/12/12
Richard Sines	10,000	3.00	03/08/11
Scott Bowman	12,476	3.86	29/05/12
	6,593	5.07	29/05/12
Scott Tachiki	10,000	4.50	16/07/12
SEP FBO Judith Phillips, Pershing LLC Custodian	6,238	3.86	29/05/12
	3,297	5.07	29/05/12
Strategic Energy Research and Capital LLC	2,000	7.00	02/07/12
Theodore E. & Theresa M. Kwiatkowski JTWROS	12,476	3.86	29/05/12
	6,593	5.07	29/05/12
Thomas D. & Mary M. Miller JTWROS	24,952	3.86	29/05/12
	13,186	5.07	29/05/12
Timothy M. & Rosemary A. Schmidt JTWROS	55	3.86	29/05/12
Timothy Schmidt	61,641	1.00	31/12/12
Todd Kice	4,043	2.63	29/05/12
	4,102	3.86	29/05/12
	2,168	5.07	29/05/12
Traxys North America LLC	1,037,705	1.00	21/05/13
Westminster Securities Corporation	204,349	1.00	31/12/12
Total	3,511,126

__________

PART 11Section 4.1(b)(ii) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following represents all outstanding bonds, debentures or other evidences of indebtedness of Concentric including any which have the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Concentric Shares on any matter:

Outstanding Bonds, Debentures, or Other Evidences of Indebtedness

          Series A 15% Convertible Debentures

          On December 31, 2008, Concentric issued debentures in the aggregate principal amount of $628,376. The debentures mature on December 31, 2012. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The debentures bear interest at the rate of 15% per annum, which rate may be increased by up to an additional 8% upon the occurrence of an event of default, as described below.

          The debentures are convertible at the option of the holders into shares of Concentric's common stock at an initial conversion price of $0.90 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a "full ratchet" anti-dilution adjustment which, in the event that Concentric issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which Concentric issued or are deemed to have issued common stock; provided,

          The debentures contain certain limitations on conversion. For example, the debentures provide that no conversion may be made if, after giving effect to the conversion, the holders would own in excess of 4.99% of the outstanding shares of Concentric's common stock. This percentage may, however, be raised or lowered to an amount not to exceed 9.99%, at the option of the holders, upon 61-days' prior notice to Concentric.

          The debentures contain standard covenants, as well as the following:

      Concentric will at all time reserve a number of shares equal to the number of shares of Concentric's common stock issuable upon conversion of the debentures;

      Concentric shall use commercially reasonable efforts to have Concentric's common stock listed for trading on a trading market within 180 calendar days after December 31, 2008;

      Concentric will not enter into any transaction with any affiliate of Concentric's that would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of Concentric's disinterested directors (even if less than a quorum otherwise required for board approval); and

      Concentric will not issue or agree to issue any securities at a price of less than $0.10 per share.

          Series B 15% Convertible Debentures

          On May 21, 2009, Concentric issued debentures in the aggregate principal amount of $498,644. Debentures in the principal amount of $48,644 mature on April 22, 2013 and debentures in the amount of $450,000 mature on May 21, 2013. The entire outstanding principal balance and any outstanding fees or interest are due and payable in full on the maturity date. The debentures bear interest at the rate of 15% per annum, which rate may be increased by up to an additional 8% upon the occurrence of an event of default, as described below.

          The debentures are convertible at the option of the holders into shares of Concentric's common stock at an initial conversion price of $1.22 per share, subject to adjustment for stock splits, combinations or similar events. The conversion price is also subject to a "full ratchet" anti-dilution adjustment which, in the event that Concentric issue or are deemed to have issued certain securities at a price lower than the then applicable conversion price, immediately reduces the conversion price to equal the price at which Concentric issued or are deemed to have issued common stock; provided, however, the adjustment has a floor of not less than $0.10.

          The debentures contain standard covenants, as well as the following:

    Concentric will at all time reserve a number of shares equal to the number of shares of Concentric's common stock issuable upon conversion of the debentures;

    Concentric shall use commercially reasonable efforts to have Concentric's common stock listed for trading on a trading market within 180 calendar days after December 31, 2008;

    Concentric will not enter into any transaction with any affiliate of Concentric's that would be required to be disclosed in any public filing with the Securities and Exchange Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of Concentric's disinterested directors (even if less than a quorum otherwise required for board approval); and

    Concentric will not issue or agree to issue any securities at a price of less than $0.10 per share.

List of Outstanding Debentures

Debenture Participants
Name	Date of Issue	Maturity Date	Conversion Price	Principal Amount
John O'Shea	31-Dec-08	31-Dec-12	$ 0.90	$ 107,164.00
AWM Holdings	31-Dec-08	31-Dec-12	$ 0.90	$ 100,001.00
Blue Sky Securities	31-Dec-08	31-Dec-12	$ 0.90	$ 94,500.00
Nicholas Hammond	31-Dec-08	31-Dec-12	$ 0.90	$ 54,000.00
David Holbrooke	31-Dec-08	31-Dec-12	$ 0.90	$ 54,000.00
Ralph Kettell	31-Dec-08	31-Dec-12	$ 0.90	$ 54,000.00
Herbert Arnold Duke	31-Dec-08	31-Dec-12	$ 0.90	$ 35,561.00
Timothy Schmidt	31-Dec-08	31-Dec-12	$ 0.90	$ 27,737.00
Mere Lane Investment Fund	31-Dec-08	31-Dec-12	$ 0.90	$ 18,000.00
Richard Price	31-Dec-08	31-Dec-12	$ 0.90	$ 15,761.00
J Wayne Hill IRA	31-Dec-08	31-Dec-12	$ 0.90	$ 13,500.00
Harper Meek	31-Dec-08	31-Dec-12	$ 0.90	$ 13,500.00
Laura Kettell	31-Dec-08	31-Dec-12	$ 0.90	$ 11,573.00
Lynn Oates	31-Dec-08	31-Dec-12	$ 0.90	$ 11,075.00
Gail Flynn	31-Dec-08	31-Dec-12	$ 0.90	$ 6,750.00
Richard Louise	31-Dec-08	31-Dec-12	$ 0.90	$ 6,750.00
Hugh Cohen	31-Dec-08	31-Dec-12	$ 0.90	$ 4,504.00
Ralph W. Kettell	22-Apr-09	22-Apr-13	$ 1.22	$ 48,644.00
Traxys North America LLC	21-May-09	21-May-13	$ 1.22	$ 450,000.00
			Total	$1,127,020.00

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PART 12Section 4.1(c)(iii)(B) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following would give rise to any right of termination or acceleration of indebtedness of Concentric:

Right of Termination or Acceleration of Indebtedness

          Series A 15% Convertible Debentures

          The debentures contain events of default which Concentric considers normal and customary, as well as the following:

    Concentric's failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith;

    Concentric's withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in Concentric's July 2008 private placement; and

    Subject to Concentric's obligation to use commercially reasonable efforts to have Concentric's common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market, Concentric's common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

          If there is an event of default, the holders may force Concentric to redeem all or any portion of the Debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.

          Series B 15% Convertible Debentures

          The debentures contain a mandatory redemption provision under which if Concentric are a party to a transaction involving a change of control or transaction involving a merger or consolidation or a single transaction or series of transaction in which Concentric sell all or substantially all of Concentric's assets while 33% or more of the debentures remain outstanding, the holder may upon 10 days written notice require Concentric to redeem the debentures for an amount equal to 135% of the outstanding principal amount together with all accrued and unpaid interest.

          In the event that the Concentric breach any material term, covenant or representation in that certain Exclusive Marketing Agreement between Concentric and Traxys North America LLC, dated May 21, 2009, and such breach has not been cured within 30 days after written notice of such breach has been given to Concentric, then the holder upon 3 days written notice can require Concentric to redeem the debentures for an amount equal to 135% of the outstanding principal amount together with all accrued and unpaid interest.

          The debentures contain events of default which Concentric consider normal and customary, as well as the following:

    Concentric's failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith.

    Concentric's withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in Concentric's July 2008 private placement.

    Subject to Concentric's obligation to use commercially reasonable efforts to have Concentric's common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market, Concentric's common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

          If there is an event of default, the holders may force Concentric to redeem all or any portion of the debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.

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PART 13Section 4.1(c)(iii)(C) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following would result in the imposition of any restriction, tax, penalty, Encumbrance, charge, or lien upon any of the Assets, or restrict, hinder, impair, or limit the ability of Concentric to carry on the Business of Concentric as and where it is now being carried on:

Encumbrance, Charge, Lien, Etc.

          The Secured Loan Agreement with UEC.

          The potential exercise of the option under the Underlying Option Agreement with Global prior to UEC's completion of the Global Acquisition Agreement.

          The potential result from the current Involuntary Bankruptcy Petition.

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PART 14Section 4.1(f)(v) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following may constitute a default by Concentric, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of Concentric which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument:

Event of Default

          Series A 15% Convertible Debentures

          The debentures contain events of default which Concentric consider normal and customary, as well as the following:

    Concentric's failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith;

    Concentric's withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in Concentric's July 2008 private placement; and

    Subject to Concentric's obligation to use commercially reasonable efforts to have Concentric's common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market, Concentric's common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

          If there is an event of default, the holders may force Concentric to redeem all or any portion of the Debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.

          Series B 15% Convertible Debentures

          In the event that the Concentric breach any material term, covenant or representation in that certain Exclusive Marketing Agreement between Concentric and Traxys North America LLC, dated May 21, 2009, and such breach has not been cured within 30 days after written notice of such breach has been given to Concentric, then the holder upon 3 days written notice can require Concentric to redeem the debentures for an amount equal to 135% of the outstanding principal amount together with all accrued and unpaid interest.

          The debentures contain events of default which Concentric consider normal and customary, as well as the following:

    Concentric's failure to timely pay any State of Nevada (or other applicable state) filing fees or fees owed to the Federal Bureau of Land Management, when required to be paid, other than those fees being disputed in good faith;

    Concentric's withdrawal of a registration statement registering both the shares of common stock issued and underlying the warrants issued in Concentric's July 2008 private placement; and

    Subject to Concentric's obligation to use commercially reasonable efforts to have Concentric's common stock traded on a trading market, if, while this debenture remains outstanding, and subsequent to attaining an initial listing or quotation on a trading market , Concentric's common stock ceases to be traded on a trading market for 10 consecutive business days or more during any 12 month period.

          If there is an event of default, the holders may force Concentric to redeem all or any portion of the debentures at 135% of the outstanding principal, plus interest and late fees, depending on the nature of the default.

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Part 15Section 4.1(g) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, Concentric is not a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer:

Contracts of Employment

          There are no exceptions.

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Part 16Section 4.1(i) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following is an accurate and complete description of all of Concentric's Intellectual Property:

Intellectual Property

          Concentric has no such Concentric Intellectual Property.

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Part 17Section 4.1(k) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following is a true and complete list showing the name of each bank, trust company or similar institution in which Concentric has accounts or safety deposit boxes, the identification numbers of each such account or safety deposit box, the names of all persons authorized to draw therefrom or to have access thereto and the number of signatories required on each account. This also includes a list of all non-bank account numbers, codes and business numbers used by Concentric for the purposes of remitting tax, dues, assessments and other fees:

List of Bank Accounts

Bank of America
140 E. Louetta Rd., Spring, Texas, U.S.A., 77373
Phone: (281) 288-2664
Acct. Number: XXXXX

Non-Bank Account Numbers etc.

          There are no such non-bank account numbers etc.

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Part 18Section 4.1(l).1 of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, there is no basis for and there are no claims, actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of Concentric, after having made due inquiry, threatened against or affecting Concentric at law or in equity or before or by any court or Governmental Entity:

Litigation

          The potential result from the current Involuntary Bankruptcy Petition.

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Part 19Section 4.1(l).2 of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, neither Concentric nor its Assets or properties is subject to any outstanding judgment, order, writ, injunction, or decree:

Outstanding Judgement, Order, Writ, Injunction or Decree

          There are no exceptions.

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Part 20Section 4.1(q) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, there are no other material liabilities, contingent or otherwise, existing on the Execution Date in respect of which Concentric may be liable on or after the completion of the transaction contemplated by the Agreement:

Material Liabilities

          The Secured Loan Agreement with UEC.

          The potential exercise of the option under the Underlying Option Agreement with Global prior to UEC's completion of the Global Acquisition Agreement.

          The potential result from the current Involuntary Bankruptcy Petition.

          The Series A Debentures described in Section 4.1(b)(ii) of this Disclosure Schedule.

          The Series B Debentures described in Section 4.1(b)(ii) of this Disclosure Schedule.

          The Registration Rights Agreements described in Section 4.1(t) of this Disclosure Schedule

          The Indemnification Agreements described in Section 4.1(z)(i) of this Disclosure Schedule.

          The following current liabilities of Concentric:

CONCENTRIC ENERGY CORP.
AP Aging Summary

Total
04/15/11
AccountAble Resources	19,000.00
AICCO, Inc	4,104.68
Andy Simpson	900.00
AON Corp.	10,000.00
Bowne	17,700.00
Downey Brand	56,850.11
Fulbright & Jaworski L.L.P.	95,659.70
Kettell, Ralph W.	27,500.00
King, Karen	14,625.00
Larson, Arden	16,000.00
Lewis and Roca	27,360.49
Schlanger, Silver, Barg & Palne, LLP	124,488.69
Semple & Cooper, LLP	135,498.23
Tachikl, Scott	255.00
Andrew Grundman-Director fee	64.500.00
Elizabeth Gavric-Director Fee	64.500.00
TOTAL	569,941.90
==========

ANDERSON MINING COMPANY
AP Aging Summary

Total
04/15/11
AmeriCAsualtycan National Property &	732.25
Bluewire	579.98
Eakin, Sam	1,000.00
Kleinfelder	600.00
Palos Verdes Industrial Park 1, LLC	20,221.38
Verizon	72.96
TOTAL	23,206.57

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Part 21Section 4.1(s) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following represents that which Concentric owns, possesses, or has obtained, and is in material compliance with, all licenses and permits from any Governmental Entity necessary to conduct its Business in the ordinary course of the operations of the Business and for the uses to which the Assets have been put and are in good standing:

Licenses and Permits

          Concentric has not obtained a uranium processing licence.

          There are no permits in process at this time.

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Part 22Section 4.1(t) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, no holder of securities issued by Concentric has any right to compel Concentric to register or otherwise qualify such securities for public sale in Canada or the United States:

Securities Registration Rights

          On July 31, 2008, in connection with our private placement of common stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issued and the common stock issuable upon exercise of the warrants. Specifically, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issued and underlying the warrants on or before September 14, 2008 and to cause such registration statement to be declared effective by the Securities and Exchange Commission on or before April 30, 2009.

          The following delinquency events (i) through (v) in respect of timely registration, if they occur, trigger payments beginning January 31, 2009 as described under "Liquidated Damages" in the next paragraph: If (i) the registration statement is not filed on or before September 14, 2008 (which requirement was not met), (ii) we fail to file with the Securities and Exchange Commission a request for acceleration of the registration statement in accordance with Rule 461 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, within five trading days of the date that we are notified by the Securities and Exchange Commission that such registration statement will not be "reviewed" or will not be subject to further review (unless the failure to make such request for acceleration is the result of our determination that events affecting us will require the filing of an amendment to the registration statement), (iii) we fail to file a pre-effective amendment or otherwise respond to Securities and Exchange Commission comments within 10 trading days, (iv) all of the registrable securities are not registered for resale on or before April 30, 2009, or (v) the registration statement ceases to remain continuously effective for more than 10 consecutive calendar days or more than an aggregate of 15 calendar days during any 12-month period after its first effective date, then, liquidated damages will be payable to the holders of the shares.

Liquidated Damages

          Commencing on January 31, 2009, we are subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to 0.5% of the aggregate purchase price paid by such purchasers per month (approximately $9,300 per month) of delinquency with respect to any unregistered shares. Such monthly payments would cease when we have satisfied the requirement which triggered these liquidated damage payments or on July 31, 2011, whichever comes first. Therefore, the maximum aggregate amount of liquidated damages that we might have to pay would be approximately $288,000 if we are unable to file a registration statement.

          Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144, subject to our right to suspend or defer the use of the registration statement in certain events.

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Part 23Section 4.1(y) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          The following represents all Mineral Assets that Concentric is, and/or will be, at Closing, the legal and beneficial owner of:

Mineral Assets

          Concentric's principal asset is a set of 289 contiguous, unpatented and lode mining claims on a tract of property, referred to as the Anderson Property, located in a remote area near the town of Wickenburg, Yavapai County, in west-central Arizona.

          The Anderson Property is located in Yavapai County, west-central Arizona, approximately 100 miles northwest of Phoenix and 40 miles northwest of Wickenburg. The general area is situated along the northeast margin of the Date Creek Basin. The Anderson Property is located on the south side of the Santa Maria River approximately 13 miles west of Arizona State Highway 93. The Anderson Property can be accessed through paved, all-weather gravel and dirt roads.

          The Anderson Property comprises portions of the claim positions held in the 1970s by Minerals Exploration Company of Union 76 Minerals, or MinEx, a subsidiary of Unocal Corporation, and Urangesellschaft U.S.A., Inc., or Urangesellschaft. Hanson Exploration, Inc., or Hanson, consolidated these claim positions under single ownership in 1995. By 1998, Hanson had dropped the claims and Concentric re-staked the claims in 2001. Concentric's claim holdings consist of 289 contiguous, unpatented, lode mining claims (each 600 ft wide by 1,500 ft long) for a total of 5,785 acres (9.04 sq miles).

          Concentric also holds 9 placer claims (each 660 ft wide by 1,320 ft long) that superimpose part of the lode claim block. The Bureau of Land Management of the U.S. Department of the Interior, or BLM, owns surface rights in the area, with the exception of state-granted ownership in Section 16, T11N, R10W.

          The claim areas previously held by MinEx (to the north) and by Urangesellschaft (to the south) generally overlap the current claim holdings comprising the Anderson Property. Only twenty claims or parts of claims that Concentric's currently hold lie outside the areas previously held by MinEx and Urangesellschaft. Conversely, some of the claims formerly held by MinEx and Urangesellschaft lie outside the current claims we hold.

          Concentric holds ninety-five percent of our claims by mineral entry on public lands of the United States. Concentric staked the claims using a GPS unit to locate end centers, and then erected standard 2-inch by 2-inch by 60-inch posts (location monuments) at 10-ft or 20-ft offsets onto each claim from the end center. Concentric then perfected each claim by locating and erecting similar posts at common or stand-alone corners of each claim, depending on the location within the claim block. We placed claim papers in vials on each of the location monuments and marked corner posts with magic marker to delineate them as such. In addition, we hold the east half of Section 16, T11N, R10W through a mineral exploration permit issued by the state of Arizona.

          There has been minor production from the north end of the property during the period from 1955 through 1959, where 195 acres have been classified by the BLM as "disturbed." This area is the result of small-scale mining of oxide ore that outcrops there. All of this work was by open pit methods, consisting of short, shallow, dozer trenches and cleared areas. There are no underground workings on the Anderson Property. The mines are all "open pit" mines.

          There are no tailings ponds on the Anderson Property. Some material has been bulldozed around to get at surface ore, but "waste deposits" per se cannot readily be identified. Important natural features include arroyos that transect the Anderson Property, generally flowing northward. A prominent escarpment, capped by conglomerate and/or basalt, passes through the northern part of the property, protecting the underlying ore to the south from oxidation and erosion, two features that characterize the mineralization in the northernmost part of the Anderson Property below the cliff face. Topography is generally rugged, with more relief at the north end of the deposit. The southern part lies on the top of a mesa, so the ground is flat with shallow meandering arroyos. Rugged mountain ranges (the Black Mountains and the Poachie Range) lie north and east of the Anderson Property boundary.

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Part 24Section 4.1(z)(i).1 of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, Concentric does not have any contracts, agreements, undertakings or arrangements, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, directors, officers, lawyers or others which cannot be terminated, without penalty, on no more than one month's notice:

Material Contracts

Indemnification Agreements

          We have entered into Indemnification Agreements with each of our current non-employee directors as well as former directors, Andrew Simpson, Rockell Hankin, Richard Graff, Ronald Parratt, Lynn Oates, J. Stewart Hollingsworth and Peter Ingersoll. Each Indemnification Agreement provides that we will indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by law and provide for the continued coverage of the indemnitee under our directors' and officers' liability insurance policies.

          More specifically, in the event that the indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any "claim" by reason of (or arising in part out of) an "indemnifiable event," we will indemnify such indemnitee to the fullest extent permitted by law as soon as practicable after written demand is presented to us, against any and all expenses, liabilities, and losses actually and reasonably incurred by such indemnitee or on such indemnitee's behalf in connection with any such "claim," including, without limitation, the following: judgments, fines, ERISA excise taxes and penalties, amounts paid and to be paid in settlement, interest, assessments and other charges imposed thereon, and any federal, state, local or foreign taxes.

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Part 25Section 4.1(z)(i).2 of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, there has not been any breach, default in any term, condition, provision or obligation to be performed under any of the Material Contracts and each Material Contract is in good standing, full force and effect:

Breach or Default of Material Contracts

          Lease on offices in Palos Verdes Industrial Park, 3550 Sabin Brown Road, Suite #3, Wickenburg, AZ 85390. Lease term ended on August 31, 2010.

          The Indemnification Agreements described in Section 4.1(z)(i) of this Disclosure Schedule.

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Part 26Section 5.3 (k)(i) of the Concentric Disclosure Schedule

Merger Agreement & Plan of Merger between UEC and Concentric

          Except for the following, Concentric will not, except in the usual, ordinary and regular course of Business and consistent with past practice, satisfy or settle any claims or liabilities prior to the same being due which are, individually or in the aggregate, material:

Claims or Liabilities

          The potential result from the current Involuntary Bankruptcy Petition.

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-- End of Concentric Disclosure Schedule --

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